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Exhibit (a)(1)(A)

        Offer to Purchase for Cash
by
Tropicana Entertainment Inc.
and
Icahn Enterprises Holdings L.P.
of
Up to 5,580,000 Shares of Common Stock
of
Tropicana Entertainment Inc.
at
a Purchase Price Not Greater Than $45.00 nor Less Than $38.00 Per Share

        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 2, 2017 UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE "EXPIRATION TIME").

        This offer is being made severally, and not jointly, by Tropicana Entertainment Inc., a Delaware corporation (the "Company"), and Icahn Enterprises Holdings L.P., a Delaware limited partnership ("Icahn Enterprises," and together with the Company, "we," or "us"). We are offering to purchase severally, and not jointly, up to 5,580,000 shares of common stock, par value $0.01 per share of the Company (the "common stock") in the aggregate, at a price not greater than $45.00 nor less than $38.00 per share, net to the seller in cash, less any applicable tax withholding and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"). Upon the terms and subject to the conditions of the Offer, first, the Company will severally, and not jointly, purchase 800,000 of the shares properly tendered and not properly withdrawn (the "Tropicana Share Amount"), and second, Icahn Enterprises will severally, and not jointly, purchase any remaining shares properly tendered and not properly withdrawn, up to a maximum of 4,780,000 shares. Unless the context otherwise requires, all references to "shares" shall refer to the common stock and all references to "shares properly tendered" shall refer to "shares properly tendered and not properly withdrawn in the Offer."

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will determine a single per share price, which will be not greater than $45.00 nor less than $38.00 per share, net to the seller in cash, less any applicable tax withholding and without interest (the "Purchase Price"), that we will pay for those shares properly tendered, up to 5,580,000 shares in the aggregate. The Purchase Price will be the lowest price per share not greater than $45.00 nor less than $38.00 per share (in multiples of $0.10) at which shares have been properly tendered in the Offer that will enable us to purchase up to 5,580,000 shares in the aggregate. If fewer than 5,580,000 (but not fewer than 2,005,000) shares are properly tendered, we will select the lowest price that will allow us to purchase all the shares that are properly tendered. If fewer than 2,005,000 shares are properly tendered, we will not purchase any of the shares.

        All shares we purchase in the Offer will be purchased at the same Purchase Price, regardless of whether the stockholder tendered, or was deemed to have tendered, at a lower price. If more than 5,580,000 shares are properly tendered, we will purchase all shares properly tendered at or below the Purchase Price on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase. Shares properly tendered, but not purchased pursuant to the Offer will be returned to the tendering stockholders at our expense promptly after the Offer expires. See Section 3.

        The Offer is a simultaneous combined offer consisting of an offer by the Company and an offer by Icahn Enterprises. Under the terms of the Offer, neither the Company nor Icahn Enterprises is required to purchase all of the shares. Rather, subject to the satisfaction or waiver of the terms and conditions of the Offer, the Company will severally, and not jointly, purchase, and therefore only be liable with respect to, the first 800,000 shares properly tendered pursuant to this Offer, and Icahn Enterprises will then severally, and not jointly, purchase, and therefore only be liable with respect to, any remaining shares properly tendered pursuant to this Offer, up to a maximum of 4,780,000 shares. The Company and Icahn Enterprises have filed a Tender Offer Statement on Schedule TO with the SEC on June 23, 2017 (the "Schedule TO").

        The Offer is not conditioned upon the receipt of financing. The Offer is, however, subject to certain other conditions, including the Minimum Condition (as defined herein). See Section 7.

        As of the date of this Offer to Purchase, there were 24,634,512 shares of common stock issued and outstanding. The shares are quoted on the OTCQB Market ("OTCQB") under the symbol "TPCA." On June 9, 2017, the last full trading day completed prior to the receipt of a letter Icahn Enterprises sent to the Company's Board of Directors proposing a potential tender offer, the reported closing price of the shares on the OTCQB was $39.65 per share. On June 22, 2017, the last full trading day before we commenced the Offer, the reported closing price of the shares on the OTCQB was $42.00 per share, which is greater than the low end of the price range for the Offer of $38.00 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

        The standing special committee of the board of directors of the Company, which is comprised solely of independent directors of the board of directors of the Company who are not affiliated with Icahn Enterprises (the "Special Committee"), has unanimously approved the Offer. However, neither the Special Committee, Icahn Enterprises, the Company, nor the Depositary and Paying Agent or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. Carl C. Icahn is the only director or executive officer of the Company that beneficially owns any shares. Neither Mr. Icahn, nor any Icahn controlled affiliate (as defined herein) that owns shares, intend to tender any of their shares in the Offer. See Section 2.

        Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

June 23, 2017

 IMPORTANT

        If you desire to tender all or any portion of your shares, you should either:

          (1)   (a) if you hold certificates in your own name, complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to the Depositary and Paying Agent (as defined herein), at one of its addresses shown on the Letter of Transmittal, or

            (b)   if you are an institution participating in The Depository Trust Company, tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3; or

          (2)   if you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you desire to tender those shares and request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you.

        If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary and Paying Agent prior to the Expiration Time, your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

        To properly tender shares, you must validly complete the Letter of Transmittal, including the section relating to the price at which you are tendering shares.

        If you wish to maximize the chance that your shares will be purchased at the Purchase Price, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Under the Offer." If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $38.00 per share.

        Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

        This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary and Paying Agent or the Information Agent.

i

 SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.

Who is offering to purchase my shares?

        This offer is being made, severally and not jointly, by Tropicana Entertainment Inc., a Delaware corporation (the "Company"), and Icahn Enterprises Holdings L.P., a Delaware limited partnership ("Icahn Enterprises").

        Icahn Enterprises is a wholly owned subsidiary of Icahn Enterprises L.P. The following persons may also be deemed to be co-bidders of Icahn Enterprises: Icahn Enterprises G.P. Inc., Icahn Enterprises L.P., Beckton Corp. and Carl C. Icahn. The foregoing entities are affiliated with Carl C. Icahn. Certain of these entities, including Icahn Enterprises, beneficially own an aggregate of approximately 72.5% of the issued and outstanding shares of the Company as of the date of this Offer to Purchase. See Section 16.

What are the Company and Icahn Enterprises offering to purchase?

        We are offering to purchase severally, and not jointly, up to 5,580,000 shares of common stock, par value $0.01 per share of the Company in the aggregate. See Section 1.

        The Offer is a simultaneous combined offer consisting of an offer by the Company and an offer by Icahn Enterprises. Under the terms of the Offer, neither the Company nor Icahn Enterprises is required to purchase all of the shares. Rather, subject to the satisfaction or waiver of the terms and conditions of the Offer, the Company will severally, and not jointly, purchase, and therefore only be liable with respect to, the first 800,000 shares properly tendered pursuant to this Offer (the "Tropicana Share Amount"), and Icahn Enterprises will then severally, and not jointly, purchase, and therefore only be liable with respect to, any remaining shares properly tendered pursuant to this Offer up to a maximum of 4,780,000 shares.

What will the purchase price for the shares be and what will be the form of payment?

        We are conducting the Offer through a procedure commonly called a "modified Dutch Auction." This procedure allows you to select the price (in multiples of $0.10) within a price range specified by us at which you are willing to sell your shares. The price range for the Offer is $38.00 to $45.00 per share. Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will determine a single per share price, which will be not greater than $45.00 nor less than $38.00 per share, net to the seller in cash, less any applicable tax withholding and without interest (the "Purchase Price"), that we will pay for shares properly tendered, up to 5,580,000 shares in the aggregate.

        The Purchase Price will be the lowest price per share not greater than $45.00 nor less than $38.00 per share (in multiples of $0.10) at which shares have been properly tendered in the Offer that will enable us to purchase up to 5,580,000 shares in the aggregate. If fewer than 5,580,000 (but not fewer than 2,005,000) shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered. If fewer than 2,005,000 shares are properly tendered, we will not purchase any of the shares. All shares we purchase will be purchased at the same Purchase Price, even if you have tendered at a lower price (or are deemed to have tendered at a lower price), but we will not purchase any shares tendered above the Purchase Price.

        If you wish to maximize the chance that your shares will be purchased, you should check the box of the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined under the Offer" indicating that you will accept the Purchase Price. If you agree to accept the Purchase Price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $38.00 per share.

        If your shares are purchased in the Offer, we will pay you the Purchase Price in cash, less any applicable tax withholding and without interest, promptly after the Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.

What is the recent market price of my shares?

        On June 9, 2017, the last full trading day completed prior to the receipt of a letter Icahn Enterprises sent to the Board of Directors (as defined herein) proposing a potential tender offer, the reported closing price of the shares on the OTCQB was $39.65 per share. On June 22, 2017, the last full trading day before we commenced the Offer, the reported closing price of the shares quoted on OTCQB was $42.00 per share, which is greater than the low end of the price range for the Offer of $38.00 per share. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 8.

How many shares will the Company and Icahn Enterprises purchase in the Offer?

        This offer is being made severally, and not jointly, by the Company and Icahn Enterprises.

        Upon the terms and subject to the conditions of the Offer, first, the Company will purchase the Tropicana Share Amount, and second, Icahn Enterprises will purchase any remaining shares properly tendered, up to a maximum of 4,780,000 shares.

        If fewer than 5,580,000 (but not fewer than 2,005,000) shares are properly tendered, we will purchase all shares that are properly tendered. If fewer than 2,005,000 shares are properly tendered, we will not purchase any of the shares. If more than 5,580,000 shares are properly tendered, we will purchase all shares properly tendered at or below the Purchase Price on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6). The Offer is conditioned on a minimum of 2,005,000 shares being properly tendered, and is subject to certain other conditions. See Section 7.

How will the Company and Icahn Enterprises pay for the shares?

        Assuming the maximum number of 5,580,000 shares are properly tendered in the Offer (with the Company first purchasing the Tropicana Share Amount and Icahn Enterprises then purchasing any remaining shares properly tendered up to a maximum of 4,780,000 shares) at the maximum purchase price of $45.00 per share, the aggregate purchase price would be approximately $251.1 million.

        Assuming the Tropicana Share Amount is properly tendered in the Offer at the maximum purchase price of $45.00 per share, the aggregate purchase price to be paid severally, and not jointly, by the Company will be approximately $36.0 million. The Company anticipates that it will pay for such shares tendered from its available cash and cash equivalents.

        Assuming the maximum number of 5,580,000 shares are properly tendered in the Offer at the maximum purchase price of $45.00 per share, the aggregate purchase price for the 4,780,000 shares to be purchased by Icahn Enterprises (which excludes the Tropicana Share Amount), and which will be paid severally, and not jointly, by Icahn Enterprises, will be approximately $215.1 million. Icahn

Enterprises anticipates that it will pay for such shares tendered from its available cash and cash equivalents on hand.

        Consummation of the Offer is not subject to any financing condition, but is subject to certain other conditions, including the Minimum Condition. See Section 7.

How long do I have to tender my shares?

        You may tender your shares until the Offer expires. The Offer will expire on August 2, 2017, at 5:00 p.m., New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee's deadline.

Can the Offer be extended, amended or terminated?

        We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can amend the Offer in our sole discretion at any time prior to the Expiration Time. We can also terminate the Offer prior to the Expiration Time if the conditions set forth in Section 7 are not met. See Sections 7 and 15.

How will I be notified if you extend the Offer or amend the terms of the Offer?

        If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer and are the interests of Icahn Enterprises different from my interests as a stockholder?

        On June 22, 2017, the Special Committee unanimously approved this Offer. The Special Committee determined that the Offer is a prudent use of the Company's financial resources and presents an appropriate balance between meeting the needs of the Company's business and delivering value to the Company's stockholders. The Special Committee determined that a cash tender offer is an appropriate mechanism to return capital to stockholders that seek liquidity under current market conditions while, at the same time, allowing stockholders who do not participate in the Offer to share in a higher portion of the Company's future potential.

        The shares to be purchased by the Company in this Offer will be purchased under the Company's previously announced stock repurchase program. The Offer will allow the Company to repurchase a large number of shares at one time. See Section 8.

        As of the date of this Offer to Purchase, Icahn Enterprises beneficially owned approximately 72.5% of the shares. The purpose of the Offer for Icahn Enterprises is to increase its ownership in the Company. Assuming the maximum number of 5,580,000 shares are properly tendered, and are purchased by the Company and Icahn Enterprises, as applicable, in the Offer, Icahn Enterprises will beneficially own approximately 95.0% of the outstanding shares. If the minimum number of 2,005,000 shares are properly tendered, and are purchased by the Company and Icahn Enterprises, as applicable, in the Offer, Icahn Enterprises will beneficially own 80.0% of the outstanding shares.

        Icahn Enterprises' interests in the Offer are different from those of stockholders being asked to tender their shares. In particular, its financial interests with regard to the Purchase Price are adverse to the interests of stockholders being asked to tender their shares. Also, if you properly tender all of your shares pursuant to the Offer, and your shares are purchased in the Offer by the Company or Icahn Enterprises, as applicable, you will cease to have any interest in the Company and will not have the opportunity to participate in the future earnings or growth, if any, of the Company or bear the burden and risks of any decrease in value of the Company. On the other hand, Icahn Enterprises will benefit from any future increase in the value of the Company. Icahn Enterprises will also bear the burden and risks of any future decrease in the value of the Company.

        We believe that purchasing the shares in the Offer represents an attractive use of capital. We also believe that the "modified Dutch Auction" tender offer set forth in this Offer represents a mechanism to provide all of the stockholders of the Company (other than Icahn Enterprises) with the opportunity to tender all or a portion of their shares and, thereby, receive a return of their investment if they so elect. The Offer provides such stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and its future operations at no additional costs to them (with respect to the Tropicana Share Amount only).

        The Offer also provides such stockholders with an efficient way to sell their shares without incurring broker's fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and Paying Agent and whose shares are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares. See Section 1.

Following the Offer, will the Company continue as a public company?

        Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to stop being quoted on the OTCQB or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        The consummation of the offer will decrease the public float of the shares, which will result in limited liquidity and trading volume of the shares and could result in an increase in price volatility. Stockholders may not be able to sell non-tendered shares in the future on OTCQB or otherwise, at a net price higher than the Purchase Price in the Offer. We can give no assurance as to the price at which a stockholder may be able to sell his or her shares in the future.

        Upon consummation of the Offer, Icahn Enterprises has agreed, pursuant to the Tender Offer Agreement (as defined herein), among other things:

  •
  not to, and to take all actions necessary to cause the Icahn controlled affiliates not to, propose, or engage in, any transaction to acquire all of the outstanding shares of common stock for a period of two years from August 2, 2017;

  •
  other than in connection with a repurchase, redemption, retirement, cancellation, or other similar action with respect to the shares of common stock by the Company that is approved by the Special Committee, for so long as Icahn Enterprises or any of its affiliates beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the shares of common stock, not to, and to take all actions necessary to cause the Icahn controlled affiliates not to, take any action, directly or indirectly, to cause Icahn Enterprises to increase its beneficial ownership in the Company above 95.0% of all outstanding shares unless any such transaction is approved by (i) first, the Special Committee and (ii) second, an informed vote of the holders of a majority of the shares held by stockholders who are not affiliated with Icahn Enterprises or its affiliates;

  •
  for so long as (x) Icahn Enterprises or any of its affiliates beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the shares of common stock, and (y) any shares of common stock are beneficially owned (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) by a person other than Icahn Enterprises, not to take any action to, and to take all actions necessary to cause the Icahn controlled affiliates not to, without Special Committee approval, cause the Company to (a) cease to be quoted on the OTCQB; (b) deregister the common stock of the Company under the Exchange Act; (c) cease filing reports with the Securities and Exchange Commission (the "SEC") required by Section 13 and/or Section 15(d) of the Exchange Act, even if the Company may not be subject to such reporting requirements; or (d) cease to maintain an audit committee comprising at least two independent directors, the composition and authority of which complies with any state gaming laws or regulations applicable to the Company; and

  •
  for a period of two years from August 2, 2017, not to take any action to, and to take all actions necessary to cause the Icahn controlled affiliates not to, transfer, sell, convey or otherwise dispose of shares of common stock, by merger, sale of equity, operation of law or otherwise, if, as a result of such transfer or sale, Icahn Enterprises would beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) less than 50.0% of the outstanding shares of common stock, other than in connection with a transaction for the sale of all outstanding shares of common stock, a transaction involving the merger of the Company or as otherwise consented to by the Special Committee. See Section 11.

        For purposes of the Tender Offer Agreement, (i) "Icahn controlled affiliates" means Mr. Carl C. Icahn and any of his Affiliates in in which he beneficially owns (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the equity interests of such Affiliate and (ii) "Affiliate" means any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. For purposes of the definition of "Affiliate", "control" means possession, directly or indirectly, of the power to elect a majority of the board of directors or other governing body of an entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and, without limiting the generality of the foregoing, (x) a person who possesses, directly or indirectly, the power to control the general partner of a limited partnership shall be deemed to control such limited partnership, and (y) a person who possesses, directly or indirectly, the power to control the manager or managing member of a limited liability company shall be deemed to control such limited liability company.

        For purposes of the Tender Offer Agreement, "Special Committee" means, as it may be constituted from time to time, the standing special committee of the board of directors of the Company, comprising only independent directors (none of whom are affiliated with Icahn Enterprises or any of its Affiliates, and each of whom is otherwise eligible to be a member of the Company's Audit Committee), that has been empowered to freely select its own advisors and to reject any proposed transaction definitively.

        The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Tender Offer Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated by reference herein.

What are the significant conditions to the Offer?

        Our obligations to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived by us prior to the Expiration Time, including, but not limited to:

  •
  A minimum of 2,005,000 shares being properly tendered (the "Minimum Condition").

  •
  No decrease in excess of 20% in the price of the common stock measured from the close of trading on June 22, 2017, the last full trading day before we commenced the Offer, to the open of trading on the Expiration Time shall have occurred.

  •
  No legal action shall have been instituted, threatened, or been pending that challenges the Offer or seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares.

  •
  No material adverse change in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of the Company shall have occurred.

  •
  No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving the Company or any subsidiary of the Company.

  •
  No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries.

  •
  No commencement or escalation of war, armed hostilities, terrorism or other similar national or international calamity, directly or indirectly involving the United States, shall have occurred.

  •
  Any approval, permit, authorization, favorable review or consent of any governmental entity, including any state gaming entity, required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion.

The Offer is subject to a number of other conditions described in greater detail in Section 7. Each of these conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Time.

How do I tender my shares?

        If you want to tender all or part of your shares, you must do one of the following before the Expiration Time:

  •
  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

  •
  If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent.

  •
  If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

  •
  If you are unable to deliver the certificates for the shares or the other required documents to the Depositary and Paying Agent or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

        You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

What happens if more than 5,580,000 shares are tendered at or below the Purchase Price?

        If more than 5,580,000 shares are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time, we will purchase shares:

  •
  first, from all holders of "odd lots" of less than 100 shares who properly tender all of their shares at or below the Purchase Price;

  •
  second, from all other stockholders who properly tender shares at or below the Purchase Price, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied); and

  •
  third, only if necessary to permit us to purchase up to 5,580,000 shares, from holders who have properly tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares.

        Because of the "odd lot" priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you properly tender even if you tender them at or below the Purchase Price. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

        If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares at or below the Purchase Price and you complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guarantee Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

        Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on August 2, 2017, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on August 21, 2017. See Section 4.

How do I properly withdraw shares I previously tendered?

        To properly withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary and Paying Agent while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary and Paying Agent or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

Has the Company or the Special Committee adopted a position on the Offer?

        The Special Committee has unanimously approved the Offer. However, neither the Special Committee, Icahn Enterprises, the Company, nor the Depositary and Paying Agent or the Information Agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Do the directors or executive officers of the Company intend to tender their shares in the Offer?

        Carl C. Icahn is the only director or executive officer of the Company that beneficially owns any of the shares. As of the date of this Offer to Purchase, Icahn Enterprises beneficially owned approximately 72.5% of the shares. Assuming the maximum number of 5,580,000 shares are properly tendered, and are purchased by the Company and Icahn Enterprises, as applicable, in the Offer, Icahn Enterprises will beneficially own approximately 95.0% of the outstanding shares. If the minimum number of 2,005,000 shares are properly tendered, and are purchased by the Company and Icahn Enterprises, as applicable, in the Offer, Icahn Enterprises will beneficially own 80.0% of the outstanding shares. Neither Mr. Icahn nor any Icahn controlled affiliates which beneficially own shares intend to tender shares in the Offer. See Section 11.

If I decide not to tender, how will the Offer affect my shares?

        Stockholders who choose not to tender their shares will own a greater percentage interest in the outstanding common stock following the consummation of the Offer with respect to the Tropicana Share Amount to be repurchased by the Company, but not with respect to such other shares to be purchased by Icahn Enterprises. See Section 2.

When will the Company and Icahn Enterprises pay for the shares I tender?

        We will pay the Purchase Price, net to the seller in cash, less any applicable tax withholding and without interest, for the shares we respectively purchase promptly after the Expiration Time and the acceptance of the shares for payment. We do not expect, however, to announce the results of proration and begin paying for tendered shares until up to five business days after the Expiration Time. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

        If you are the record owner of your shares and you tender your shares directly to the Depositary and Paying Agent, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

        Generally, if you are a U.S. Holder (as defined in Section 14), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes as a sale or exchange eligible for capital gain or loss treatment, except in certain limited circumstances. See Section 14. If you are a Non-U.S. Holder (as defined in Section 14) and the Company's stock is treated as "regularly traded on an established securities market," you generally will not be subject to United States federal income tax on gains realized on the disposition of shares pursuant to the Offer, provided that (a) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States and (b) in the case of a Non-U.S. Holder that is an individual, that the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the disposition.

        All stockholders should review the discussion in Sections 3 and 14 regarding tax issues and consult their tax advisor with respect to the tax consequences of a tender of shares in their particular circumstances.

Will I have to pay stock transfer tax if I tender my shares?

        We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

        Rule 13e-4(f) under the Exchange Act prohibits the Company from purchasing any shares, other than in the Offer, until at least 10 business days after the Expiration Time. Accordingly, any repurchases outside of the Offer may not be consummated until at least 10 business days after the Expiration Time. See Section 10.

        On July 31, 2015, the board of directors of the Company (the "Board of Directors") authorized the repurchase of up to $50 million of the Company's outstanding common stock with no set expiration date. On February 22, 2017, the Board of Directors authorized the repurchase of an additional $50 million of the Company's outstanding common stock, for the repurchase of an aggregate amount of up to $100 million of the Company's outstanding common stock. The stock repurchase program will end upon the earlier of the date on which the plan is terminated by the Board of Directors or when all authorized repurchases are completed. The timing and amount of stock repurchases will be determined based upon the Company's evaluation of market conditions and other factors, but the Company will not repurchase any shares outside of this Offer or for a period of 10 business days after the expiration of this Offer. The stock repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the stock repurchase program.

        As of March 31, 2017, the Company had repurchased 1,677,988 shares of its common stock at a total cost of approximately $42.8 million under the stock repurchase program. In all instances, the repurchased shares were subsequently retired. Since April 1, 2017 through the date hereof, the Company has not repurchased any shares of common stock under the stock repurchase program. The Tropicana Share Amount purchased by the Company in this Offer will be purchased as a part of the Company's stock repurchase program.

Is there an agreement governing the Offer?

        Yes, Icahn Enterprises and the Company have entered into a Tender Offer Agreement, dated as of June 23, 2017 (the "Tender Offer Agreement"), a copy of which is filed as an exhibit to the Schedule TO and which is incorporated by reference herein, pursuant to which Icahn Enterprises and the Company agreed that any amendment, extension, termination, waiver or other change or action under the Offer cannot be made by either party without the consent of the other party.

        Upon consummation of the Offer, Icahn Enterprises has agreed, pursuant to the Tender Offer Agreement, among other things:

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  not to, and to take all actions necessary to cause the Icahn controlled affiliates not to, propose, or engage in, any transaction to acquire all of the outstanding shares of common stock for a period of two years from August 2, 2017;

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  other than in connection with a repurchase, redemption, retirement, cancellation, or other similar action with respect to the shares of common stock by the Company that is approved by the Special Committee, for so long as Icahn Enterprises or any of its affiliates beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the shares of common stock, not to, and to take all actions necessary to cause the Icahn controlled affiliates not to, take any action, directly or indirectly, to cause Icahn Enterprises to increase its beneficial ownership in the Company above 95.0% of all outstanding shares unless any such transaction is approved by (i) first, the Special Committee and (ii) second, an informed vote of the holders of a majority of the shares held by stockholders who are not affiliated with Icahn Enterprises or its affiliates;

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  for so long as (x) Icahn Enterprises or any of its affiliates beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the shares of common stock, and (y) any shares of common stock are beneficially owned (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) by a person other than Icahn Enterprises, not to take any action to, and to take all actions necessary to cause the Icahn controlled affiliates not to, without Special Committee approval, cause the Company to (a) cease to be quoted on the OTCQB; (b) deregister the common stock of the Company under the Exchange Act; (c) cease filing reports with the SEC required by Section 13 and/or Section 15(d) of the Exchange Act, even if the Company may not be subject to such reporting requirements; or (d) cease to maintain an audit committee comprising at least two independent directors, the composition and authority of which complies with any state gaming laws or regulations applicable to the Company;

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  for a period of two years from August 2, 2017, not to take any action to, and to take all actions necessary to cause the Icahn controlled affiliates not to, transfer, sell, convey or otherwise dispose of shares of common stock, by merger, sale of equity, operation of law or otherwise, if, as a result of such transfer or sale, Icahn Enterprises would beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) less than 50.0% of the outstanding shares of common stock, other than in connection with a transaction for the sale of all outstanding shares of common stock, a transaction involving the merger of the Company or as otherwise consented to by the Special Committee;

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  that the Company and Icahn Enterprises will bear certain expenses (including but not limited to SEC filing fees, and expenses and fees of financial printers, information agents and depositaries) pro rata in proportion to the number of shares purchased by each party in the Offer;

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  to enter into a Tax Allocation Agreement upon the consummation of the Offer; and

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  that Icahn Enterprises would indemnify the Company for (i) any liability arising from being an offeror with respect to any liability to purchase any shares over the Tropicana Share Amount and (ii) any and all liability imposed upon the Company and any of its direct and indirect subsidiaries that are eligible to be included in a consolidated return with the Company (such subsidiaries, collectively with the Company, the "Tropicana Group") resulting from any member of the Tropicana Group being considered a member of a controlled group (within the meaning of §4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of which Icahn Enterprises is a member (the "Controlled Group"), except with respect to liability in respect of any employee benefit plan, as defined in ERISA §3(3), maintained by any member of the Tropicana Group.

        Pursuant to the Tender Offer Agreement, Icahn Enterprises and the Company have also agreed to indemnify the other for (i) any untrue statement or alleged untrue statement by the indemnifying party of a material fact contained in the Schedule TO, this Offer to Purchase and the related Letter of Transmittal (or any document incorporated by reference therein) and (ii) the omission or alleged omission by the indemnifying party to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

        The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Tender Offer Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated by reference herein. See Section 11.

To whom can I talk if I have questions?

        If you have any questions regarding the Offer, please contact D.F. King & Co., Inc., the Information Agent for the Offer, at (866) 745-0273. Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

        This Offer to Purchase, including any documents incorporated by reference or deemed to be incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve known and unknown risks, uncertainties and other factors, which may cause the Company's or its industry's actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the anticipated effects of the consummation of the Offer, our expectations, hopes or intentions regarding the future, including but not limited to statements regarding the Company's operating or other strategic plans, including the Company's competition (including online gaming), financing, revenues, or tax benefits; our beliefs regarding the sufficiency of the Company's existing cash and credit sources, including the Company's credit facilities and cash flows from operating activities to meet our projected expenditures (including operating and maintenance capital expenditures) and costs associated with certain of the Company's projects over the next twelve months; the Company's required capital expenditures pursuant to agreements it is party to, such as the landside construction project at Tropicana Evansville, and the Company's anticipated capital expenditures, including its use of its CRDA project funds, estimated asset and liability values; risk of counterparty nonperformance; the Company's legal strategies and the potential effect of pending legal claims on the Company's business and financial condition; and any financial or other information included herein based upon or otherwise incorporating judgments or estimates based upon future performance or events. In some situations, you can identify forward-looking statements by terms such as "may," "might," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "project," "predict," "potential" and similar expressions intended to identify forward-looking statements. The Company's actual results could be different from the results described in or anticipated by these forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections and may be materially better or worse than anticipated. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements represent our estimates and assumptions only as of the date of this Offer to Purchase. We expressly disclaim any duty to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this Offer to Purchase, in order to reflect changes in circumstances or expectations or the occurrence of unanticipated events, except to the extent required by applicable securities laws. All forward-looking statements are qualified in their entirety by reference to the factors discussed above and under "Risk Factors" set forth in Part I Item 1A and elsewhere of the Company's Annual Report on Form 10-K, as well as the risks and uncertainties discussed in the Company's other filings with the Securities and Exchange Commission, including risks resulting from a decrease in the public float of the shares which will result in limited liquidity and trading volume of the shares after the consummation of the Offer and could result in an increase in price volatility. We qualify all of our forward-looking statements by these cautionary statements. We caution you that these risks are not exhaustive. We operate in a continually changing business environment and new risks emerge from time to time.

 INTRODUCTION

To the Holders of shares of common stock of the Company:

        We invite the stockholders of the Company to tender their shares of the common stock of the Company. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, the Company and Icahn Enterprises are severally, and not jointly, offering to purchase up to 5,580,000 shares in the aggregate at a price not greater than $45.00 nor less than $38.00 per share, net to the seller in cash, less applicable tax withholding and without interest. Upon the terms and subject to the conditions of the Offer, first the Company will purchase 800,000 of the shares properly tendered and not properly withdrawn (the "Tropicana Share Amount"), and second, Icahn Enterprises will purchase any remaining shares properly tendered and not properly withdrawn, up to a maximum of 4,780,000 shares.

        The Offer will expire at 5:00 p.m., New York City time, on August 2, 2017, unless extended.

        Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Time we will determine a single per share price, which will be not greater than $45.00 nor less than $38.00 per share, net to the seller in cash, less any applicable tax withholding and without interest (the "Purchase Price"), that we will pay for shares properly tendered, up to 5,580,000 shares in the aggregate. The Purchase Price will be the lowest price per share of not greater than $45.00 nor less than $38.00 per share (in multiples of $0.10) at which shares have been properly tendered that will enable us to purchase up to 5,580,000 shares in the aggregate. If fewer than 5,580,000 (but not fewer than 2,005,000) shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered. If fewer than 2,005,000 shares are properly tendered, we will not purchase any of the shares.

        All shares we purchase in the Offer will be purchased at the same purchase price regardless of whether the stockholder tendered, or is deemed to have tendered, at a lower price.

        If more than 5,580,000 shares are properly tendered, we will purchase all shares properly tendered at or below the Purchase Price on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders at our expense promptly following the Expiration Time. See Section 1.

        Tendering stockholders whose shares are registered in their own names and who tender directly to Wells Fargo Bank, N.A., the Depositary and Paying Agent for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

        Our obligation to accept, and pay for, shares properly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7 of this Offer to Purchase, including the Minimum Condition.

        Section 14 describes various United States federal income tax consequences of a sale of shares under the Offer.

        We will pay the fees and expenses incurred in connection with the Offer by the Depositary and Paying Agent and the Information Agent for this Offer. See Section 5.

        The Special Committee has unanimously approved the Offer. However, neither the Special Committee, Icahn Enterprises, the Company, nor the Depositary and Paying Agent or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

        As of the date of this Offer to Purchase, there were 24,634,512 shares of the Company's common stock outstanding. The shares are quoted on the OTCQB under the symbol "TPCA." On June 9, 2017, the last full trading day completed prior to the receipt of a letter Icahn Enterprises sent to the Company's Board of Directors proposing a potential tender offer, the reported closing price of the shares on the OTCQB was $39.65 per share. On June 22, 2017, the last full trading day before we commenced the Offer, the closing price of the shares as quoted on OTCQB was $42.00 per share, which is greater than the low end of the price range for the Offer of $38.00 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

THE TENDER OFFER

1.    Terms of the Offer

        General.    Upon the terms and subject to the conditions of this Offer, the Company and Icahn Enterprises are severally, and not jointly, offering to purchase up to 5,580,000 shares in the aggregate, at a price not greater than $45.00 nor less than $38.00 per share, net to the seller in cash, less applicable tax withholding and without interest. Upon the terms and subject to the conditions of the Offer, first, the Company will purchase 800,000 of the shares properly tendered and not properly withdrawn (the "Tropicana Share Amount"), and second, Icahn Enterprises will purchase any remaining shares up to a maximum of 4,780,000 shares.

        The Offer is a simultaneous combined offer consisting of an offer by the Company and an offer by Icahn Enterprises. Under the terms of the Offer, neither the Company nor Icahn Enterprises is required to purchase all of the shares. Rather, subject to the satisfaction or waiver of the terms and conditions of the Offer, the Company will severally, and not jointly, purchase, and therefore only be liable with respect to, the first 800,000 shares properly tendered pursuant to this Offer, and Icahn Enterprises will then severally, and not jointly, purchase, and therefore only be liable with respect to, any remaining shares properly tendered pursuant to this Offer, up to a maximum of 4,780,000 shares. The Company and Icahn Enterprises have filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the "SEC") on June 23, 2017 (the "Schedule TO").

        The term "Expiration Time" means 5:00 p.m., New York City time, on August 2, 2017. We may, in our sole discretion, choose to extend the period of time during which the Offer will remain open, subject to applicable laws. In the event of an extension of the Offer, the term "Expiration Time" shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

        The proration period and, except as described herein, withdrawal rights, will expire at the Expiration Time.

        The Offer is subject to certain conditions, including the Minimum Condition. See Section 7.

        We are conducting the Offer through a procedure commonly called a "modified Dutch Auction." This procedure allows stockholders to select the price (in multiples of $0.10) within a price range specified by us at which they are willing to sell their shares. The price range for the Offer is $38.00 to $45.00 per share. If you would like to tender your shares, you must specify the price or prices, not in excess of $45.00 nor less than $38.00 (in multiples of $0.10) per share, at which you are willing to sell their shares to us under the Offer. Alternatively, if you would like to tender your shares, you may choose not to specify a price and, instead, elect to tender your shares at the Purchase Price (as defined herein) ultimately paid for shares properly tendered in the Offer. If you agree to accept the Purchase Price, your shares will be deemed to be tendered at the minimum price of $38.00 per share. See Section 8 for recent market prices for the shares.

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will determine a single per share price, which will be not greater than $45.00 nor less than $38.00 per share, net to the seller in cash, less any applicable tax withholding and without interest (the "Purchase Price"), that we will pay for shares properly tendered, up to 5,580,000 shares in the aggregate. Once the Purchase Price has been determined, we intend to promptly disclose such price in a manner calculated to inform stockholders of this information, which will include a press release.

        The Purchase Price will be the lowest price per share of not greater than $45.00 nor less than $38.00 per share (in multiples of $0.10), at which shares have been properly tendered in the Offer, that will enable us to purchase up to 5,580,000 shares in the aggregate. If fewer than 5,580,000 (but not fewer than 2,005,000) shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered. If fewer than 2,005,000 shares are properly tendered, we will not purchase any of the shares.

        If more than 5,580,000 shares are properly tendered, we will purchase all shares properly tendered at or below the Purchase Price on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase. All shares we acquire in the Offer will be acquired at the same Purchase Price regardless of whether you tendered your shares, or are deemed to have tendered your shares, at a lower price. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders at our expense promptly after the Offer expires.

        You may specify one price for a specified portion of your shares and a different price for other specified shares, but you must submit a separate Letter of Transmittal for shares tendered at each price. See Instruction 5 to the Letter of Transmittal.

        You may also specify the order in which we will purchase the specified portions of your shares in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Offer. In the event you do not designate the order in which we should purchase specified portions of your shares, and fewer than all shares are purchased due to proration, the Depositary and Paying Agent will select the order of shares purchased.

        Priority of Purchases.    Upon the terms and subject to the conditions of the Offer, if more than 5,580,000 shares have been properly tendered at prices at or below the Purchase Price, we will purchase properly tendered shares on the basis set forth below:

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  First, upon the terms and subject to the conditions of the Offer, we will purchase all shares properly tendered and not properly withdrawn by any Odd Lot Holder (as defined herein) who:

  •
  properly tenders and does not properly withdraw all shares owned beneficially of record by the Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

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  completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

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  Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares properly tendered at prices at or below the Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

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  Third, if necessary to permit us to purchase 5,580,000 shares, shares conditionally tendered (for which the condition was not initially satisfied) at or below the Purchase Price, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares.

        As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder properly tenders in the Offer may not be purchased even if they are tendered at prices at or below the Purchase Price. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the Purchase Price.

        Odd Lots.    The term "odd lots" means all shares properly tendered prior to the Expiration Time at prices at or below the Purchase Price by any person (an "Odd Lot Holder") who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

        To qualify for this preference, an Odd Lot Holder must properly tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary and Paying Agent would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares. Any Odd Lot Holder wishing to tender all of its shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        Proration.    If proration of properly tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered by the stockholder to the total number of shares properly tendered by all stockholders, other than Odd Lot Holders, at or below the Purchase Price. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

        As described in Section 14, the number of shares that we will purchase from a stockholder under the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of Shares held by such stockholder.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.    Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

        Purpose of the Tender Offer.    On June 22, 2017, the Special Committee unanimously approved this Offer. The Special Committee determined that the Offer is a prudent use of the Company's financial resources and presents an appropriate balance between meeting the needs of the Company's business and delivering value to the Company's stockholders. The Special Committee determined that a cash tender offer is an appropriate mechanism to return capital to stockholders that seek liquidity under current market conditions while, at the same time, allowing stockholders who do not participate in the Offer to share in a higher portion of the Company's future potential. The Special Committee believes that the Offer provides a mechanism to give the Company's stockholders (other than Icahn Enterprises) the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. In addition, stockholders who do not participate in the Offer will automatically increase their relative percentage interest in the Company and its future operations at no additional cost to them (only with respect to the Tropicana Share Amount). As a result, the Special Committee believes that investing in the Company's own shares in this manner is an attractive use of capital and an efficient means to provide value to the Company's stockholders.

        The shares to be purchased by the Company in this Offer will be purchased under the Company's previously announced stock repurchase program. The Offer will allow the Company to repurchase a large number of shares at one time. Assuming the Tropicana Share Amount is properly tendered in the Offer at the maximum purchase price of $45.00 per share, the Company would spend approximately $36.0 million to purchase another 800,000 shares under the repurchase program. See Section 8.

        As of the date of this Offer to Purchase, Icahn Enterprises beneficially owns approximately 72.5% of the shares. The purpose of the Offer for Icahn Enterprises is to increase its ownership in the Company. Assuming the maximum number of 5,580,000 shares are properly tendered, and are purchased by the Company and Icahn Enterprises, as applicable, in the Offer, Icahn Enterprises will beneficially own approximately 95.0% of the outstanding shares. If the minimum number of 2,005,000 shares are properly tendered, and are purchased by the Company and Icahn Enterprises, as applicable, in the Offer, Icahn Enterprises will beneficially own 80.0% of the outstanding shares.

        Icahn Enterprises' interests in the Offer are different from those of stockholders being asked to tender their shares. In particular, its financial interests with regard to the Purchase Price are adverse to the interests of stockholders being asked to tender their shares. Also, if you properly tender all of your shares pursuant to the Offer, and your shares are purchased in the Offer by the Company or Icahn Enterprises, as applicable, you will cease to have any interest in the Company and will not have the opportunity to participate in the future earnings or growth, if any, of the Company or bear the burden and risks of any decrease in value of the Company. On the other hand, Icahn Enterprises will benefit from any future increase in the value of the Company. Icahn Enterprises will also bear the burden and risks of any future decrease in the value of the Company.

        If Icahn Enterprises acquires over 80% of the outstanding shares of common stock (which will be the case if the Minimum Condition is satisfied), the Company would become a member of the consolidated group of a corporate subsidiary of Icahn Enterprises for U.S. federal income tax purposes and thereafter the Company's net operating losses, if any, and other tax attributes may be available to offset the income tax liability of such consolidated group, in which case, the Company would expect to receive compensation to the extent set forth in the Tax Allocation Agreement.

        Icahn Enterprises L.P. uses the indicative net asset value of its subsidiaries as an additional method for considering the value of its assets, and it believes that this information can be helpful to its investors. Icahn Enterprises L.P. publicly reports the indicative net asset value of its subsidiaries, but cautions that such indicative net asset values do not represent the market price at which such subsidiaries trade and accordingly, data regarding indicative net asset value is of limited use and should not be considered in isolation. As of March 31, 2017, Icahn Enterprises L.P. reported the indicative net asset value of its control position in the Company at approximately $981 million or $54.92 per share. The indicative net asset value of Icahn Enterprises L.P's control interest in the Company was determined based on market comparables, due to the lack of material trading values in the common stock. Based on such comparables, Icahn Enterprises L.P. values its control interest at 9.0x Adjusted EBITDA of the Company's Adjusted EBITDA as estimated by Icahn Enterprises for the twelve months ended March 31, 2017.

        We believe that buying shares in the Offer represents an attractive use of capital. We also believe that the "modified Dutch Auction" tender offer set forth in this Offer to Purchase represents a mechanism to provide all of the stockholders of the Company (other than Icahn Enterprises) with the opportunity to tender all or a portion of their shares and, thereby, receive a return of their investment if they so elect. The Offer provides such stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and its future operations at no additional costs to them only with respect to the Tropicana Share Amount.

        The Offer also provides registered stockholders with an efficient way to sell their shares without incurring broker's fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and Paying Agent and whose shares are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares. See Section 1.

        The Special Committee has unanimously approved the Offer. However, neither the Special Committee, Icahn Enterprises, the Company, nor the Depositary and Paying Agent or the Information Agent is making any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the purchase price or purchase prices at which stockholders may choose to tender their shares. We have not authorized any person to make any such recommendation. Stockholders should carefully evaluate all information in the Offer. Stockholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender and the purchase price or purchase prices at which to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

        Certain Effects of the Offer.    Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company (with respect to the Tropicana Share Amount and not with respect to the shares purchased by Icahn Enterprises) and, thus, in the Company's future earnings and assets, if any, and will bear the attendant risks associated with owning the Company's equity securities. These risks include risks resulting from a decrease in the public float of the shares which will result in limited liquidity and trading volume of the shares after the consummation of the Offer and could result in an increase in price volatility. Stockholders may not be able to sell non-tendered shares in the future on OTCQB or otherwise, at a net price higher than the Purchase Price in the Offer. We can give no assurance as to the price at which a stockholder may be able to sell his or her shares in the future.

        Shares that the Company purchases pursuant to the Offer will be retired and will be available for it to issue without further stockholder action (except as required by applicable law) for purposes of including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. There can be no assurance that the Company will issue additional shares or equity interests in the future.

        Shares acquired in the Offer will increase Icahn Enterprises' equity ownership in the Company. As of the date of this Offer to Purchase, Icahn Enterprises beneficially owned approximately 72.5% of the shares. Assuming the maximum number of 5,580,000 shares are properly tendered and are purchased by the Company and Icahn Enterprises, as applicable, in the Offer, Icahn Enterprises will beneficially own approximately 95.0% of the shares. If the minimum number of 2,005,000 shares are properly tendered and are purchased by the Company and Icahn Enterprises, as applicable, in the Offer, Icahn Enterprises will beneficially own 80.0% of the outstanding shares.

        Neither Mr. Icahn, nor any Icahn controlled affiliates that beneficially own shares, intend to tender shares in the Offer.

        Upon consummation of the Offer, Icahn Enterprises has agreed, pursuant to the Tender Offer Agreement (as defined herein), among other things:

  •
  not to, and to take all actions necessary to cause the Icahn controlled affiliates not to, propose, or engage in, any transaction to acquire all of the outstanding shares of common stock for a period of two years from August 2, 2017;

  •
  other than in connection with a repurchase, redemption, retirement, cancellation, or other similar action with respect to the shares of common stock by the Company that is approved by the Special Committee, for so long as Icahn Enterprises or any of its affiliates beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the shares of common stock, not to, and to take all actions necessary to cause the Icahn controlled affiliates not to, take any action, directly or indirectly, to cause Icahn Enterprises to increase its beneficial ownership in the Company above 95.0% of all outstanding shares unless any such transaction is approved by (i) first, the Special Committee and (ii) second, an informed vote of the holders of a majority of the shares held by stockholders who are not affiliated with Icahn Enterprises or its affiliates;

  •
  for so long as (x) Icahn Enterprises or any of its affiliates beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the shares of common stock, and (y) any shares of common stock are beneficially owned (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) by a person other than Icahn Enterprises, not to take any action to, and to take all actions necessary to cause the Icahn controlled affiliates not to, without Special Committee approval, cause the Company to (a) cease to be quoted on the OTCQB; (b) deregister the common stock of the Company under the Exchange Act; (c) cease filing reports with the SEC required by Section 13 and/or Section 15(d) of the Exchange Act, even if the Company may not be subject to such reporting requirements; or (d) cease to maintain an audit committee comprising at least two independent directors, the composition and authority of which complies with any state gaming laws or regulations applicable to the Company; and

  •
  for a period of two years from August 2, 2017, not to take any action to, and to take all actions necessary to cause the Icahn controlled affiliates not to, transfer, sell, convey or otherwise dispose of shares of common stock, by merger, sale of equity, operation of law or otherwise, if, as a result of such transfer or sale, Icahn Enterprises would beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) less than 50.0% of the outstanding shares of common stock, other than in connection with a transaction for the sale of all outstanding shares of common stock, a transaction involving the merger of the Company or as otherwise consented to by the Special Committee. See Section 11.

        The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Tender Offer Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated by reference herein.

        If the Offer is consummated, the Company will become part of an affiliated group (as defined in the Code (as defined herein)), of which American Entertainment Properties Corp. is the common parent, and the Company and American Entertainment Properties Corp. will enter into a Tax Allocation Agreement in substantially the form attached as Exhibit A to the Tender Offer Agreement.

        Pursuant to the Tax Allocation Agreement, American Entertainment Properties Corp. ("AEP") and the Company and its subsidiaries will agree to the allocation of certain income tax items. The Company and its subsidiaries will consent to join AEP in the filing of AEP's federal consolidated return and, if elected by AEP, certain state consolidated returns. In those jurisdictions where the Company and its subsidiaries will file consolidated returns with AEP, the Company will pay to AEP any tax it would have owed had it and its subsidiaries continued to file as a separate consolidated group. To the extent that the AEP consolidated group is able to reduce its tax liability as a result of including the Company and its subsidiaries in its consolidated group, AEP will pay the Company 20% of such reduction on a current basis and the Company will be treated as if it would carry forward for its own use under the Tax Allocation Agreement, 80% of the items that caused the tax reduction (the "Excess Tax Benefits"). Moreover, if the Company and its subsidiaries should ever become deconsolidated from AEP, AEP will reimburse the Company for any tax liability in post-consolidation years that the Company and its subsidiaries would have avoided had they actually had the Excess Tax Benefits for their own consolidated group use. The cumulative payments to the Company by AEP post-consolidation will not exceed the cumulative reductions in tax to the AEP group resulting from the use of the Excess Tax Benefits by the AEP group. The above description of the material terms of the Tax Allocation Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit A to the Tender Offer Agreement.

        The Offer will reduce the Company's "public float" (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of the Company's stockholders. These reductions may result in lower stock prices and reduced liquidity in the trading market for the Company's common stock following completion of the Offer.

        The shares of common stock are not currently listed on a national securities exchange and the shares of common stock are currently held of record by fewer than 300 holders.

        Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, neither the Company nor Icahn Enterprises currently have any plans, proposals or negotiations underway that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

  •
  any purchase, sale or transfer of an amount of the Company's assets or any of its subsidiaries' assets which is material to the Company and its subsidiaries, taken as a whole;

  •
  any change in the present Board of Directors or management of the Company or any plans or proposals to change the number or the term of directors of the Company or to fill any vacancies on the Board of Directors of the Company (except that the Board of Directors of the Company may fill vacancies arising on the Board of Directors of the Company in the future) or to change any material term of the employment contract of any executive officer of the Company;

  •
  any material change in the Company's present dividend rate or policy, except as previously disclosed;

  •
  any material change in the Company's indebtedness or capitalization, its corporate structure or its business;

  •
  any class of the Company's equity securities ceasing to be authorized to be quoted on OTCQB;

  •
  any class of the Company's equity securities being voluntarily deregistered under Section 12(g) of the Exchange Act;

  •
  the suspension of the Company's obligation to file reports under Section 15(d) of the Exchange Act;

  •
  the acquisition or disposition by any person of the Company's securities; or

  •
  any changes in the Company's charter or by-laws.

        Notwithstanding the foregoing, as part of the Company's long-term corporate goal of increasing stockholder value, the Company has regularly considered alternatives to enhance stockholder value, including open market repurchases of its shares, modifications of its dividend policy, strategic acquisitions and business combinations, and the Company intends to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer (including in the Company's filings incorporated by reference into this Offer to Purchase), as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that the Company or Icahn Enterprises, as applicable, will decide to undertake any such alternatives. Additionally, from time to time the Company may liquidate, merge or reorganize its subsidiaries for tax and corporate-related purposes.

3.    Procedures for Tendering Shares

        Proper Tender.    For a stockholder to make a proper tender of shares under the Offer:

  (i)
  the Depositary and Paying Agent must receive at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

  •
  a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an "agent's message" (see "—Book-Entry Transfer" below), and any other required documents; and

  •
  either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see "—Book-Entry Transfer" below); or

  (ii)
  the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

        If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee's applicable deadline.

        The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

        In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender shares pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Under the Offer," in which case you will be deemed to have tendered your shares at the minimum price of $38.00 per share or (2) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned "Price (in Dollars) Per Share at Which Shares Are Being Tendered." A tender of shares will be proper only if one, and only one, of these boxes is checked on the Letter of Transmittal.

        If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Under the Offer." For purposes of determining the purchase price, those shares that are tendered by stockholders agreeing to accept the purchase price determined in the Offer will be deemed to be tendered at the minimum price of $38.00 per share. See Section 8 for recent market prices for the shares.

        If tendering stockholders wish to indicate a specific price (in multiples of $0.10) at which their shares are being tendered, they must check the applicable price box in the section of the Letter of

Transmittal captioned "Price (in Dollars) per Share at Which Shares Are Being Tendered." Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if the price selected by the stockholder is higher than the purchase price we eventually select after the Expiration Time.

        A stockholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. In case of withdrawal, stockholders who tendered multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.

        We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary and Paying Agent.

        Odd Lot Holders who tender all their shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

        Book-Entry Transfer.    For purposes of the Offer, the Depositary and Paying Agent will establish an account for the shares at The Depository Trust Company (the "book-entry transfer facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary and Paying Agent's account in accordance with the book-entry transfer facility's procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary and Paying Agent's account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

        The confirmation of a book-entry transfer of shares into the Depositary and Paying Agent's account at the book-entry transfer facility as we describe above is referred to herein as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility's procedures will not constitute delivery to the Depositary and Paying Agent.

        The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and Paying Agent and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

        Method of Delivery.    The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

        Signature Guarantees.    No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

  •
  the "registered holder(s)" of those shares signs the Letter of Transmittal and has not completed the box entitled "Special Payment Instructions" in the Letter of Transmittal; or

  •
  those shares are tendered for the account of an "eligible institution."

        For purposes hereof, a "registered holder" of tendered shares will include any participant in the book-entry transfer facility's system whose name appears on a security position listing as the owner of those shares, and an "eligible institution" is a "financial institution," which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

        Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 6 to the Letter of Transmittal.

        Guaranteed Delivery.    If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary and Paying Agent prior to the Expiration Time, your tender may be effected if all the following conditions are met:

  •
  your tender is made by or through an eligible institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided, is received by the Depositary and Paying Agent, as provided below, prior to the Expiration Time; and

  •
  the Depositary and Paying Agent receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three business days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary and Paying Agent's account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent's message, and (2) all other required documents.

        Stockholders may contact the Information Agent or their broker for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.

        A Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

        Return of Unpurchased Shares.    The Depositary and Paying Agent will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary and Paying Agent will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

        Tendering Stockholders' Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person's own account unless at the time of tender and at the Expiration Time such person has a "net long position" in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares ("Equivalent Securities") that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (a) such stockholder has a "net long position" in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

        A tender of shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the shares tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary and Paying Agent or us, execute and deliver any additional documents deemed by the Depositary and Paying Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the shares tendered, all in accordance with the terms of the Offer.

        A properly completed Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and Paying Agent and not to us or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participant's disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the expiration of the Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all stockholders prior to the Expiration Time or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participant's disputing such determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions. We strongly encourage stockholders to submit completed tender materials as early as possible after you have properly considered the information in this Offer to Purchase, so that you will have as much time as possible prior the Expiration Time to correct any defects or irregularities in the materials you provide to us.

        Backup Withholding.    Under the U.S. backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the U.S. Treasury, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary and Paying Agent and certifies that such number is correct or an exemption otherwise applies under applicable Treasury regulations. Therefore, except as provided below, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal and available on the IRS website so as to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax. Rather, the amount of backup withholding can be refunded by the IRS or credited against the U.S. federal income tax liability of the person subject to backup withholding, provided the required information is timely furnished to the IRS. Payments of sale proceeds to U.S. stockholders by a broker and payments of dividends generally will be subject to information reporting to the Internal Revenue Service.

        Certain stockholders (including, among others, certain corporations and certain foreign individuals and entities) are not subject to backup withholding. In order for a Non-U.S. Holder to qualify as a recipient exempt from backup withholding, that stockholder must submit a statement (generally, an IRS Form W-8BEN or other applicable IRS Form W-8 available on the IRS website), signed under penalties of perjury, attesting to that stockholder's exempt status. Such statements can be obtained from the Depositary and Paying Agent or from the IRS at www.irs.gov. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding.

        ANY TENDERING STOCKHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR APPLICABLE IRS FORM W-8 MAY BE SUBJECT TO REQUIRED U.S. BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

        Lost Certificates.    If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Transfer Agent at 1-800-380-1372. The Transfer Agent will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

4.    Withdrawal Rights

        Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 12:00 midnight, New York City time, on August 21, 2017, unless such shares have been accepted for payment as provided in the Offer.

        For a withdrawal to be effective, a written notice of withdrawal must:

  •
  be received in a timely manner by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase; and

  •
  specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

        If certificates for shares have been delivered or otherwise identified to the Depositary and Paying Agent, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and Paying Agent and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

        If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

        If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures.

        Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

        We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all person's participating in the Offer, subject to such other participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of the Company, Icahn Enterprises, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of a failure of a condition disclosed in Section 7, then, without prejudice to our rights under the Offer, the Depositary and Paying Agent may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.    Purchase of Shares and Payment of Purchase Price

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay the Purchase Price for (and thereby purchase) up to a total of 5,580,000 shares in the aggregate properly tendered and not properly withdrawn (with 800,000 shares to be accepted for payment and paid for by the Company and up to a maximum of 4,780,000 shares to be accepted for payment and paid for by Icahn Enterprises).

        Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Time we will determine a single per share price, which will be not greater than $45.00 nor less than $38.00 per share, net to the seller in cash, less any applicable tax withholding and without interest, that we will pay for shares properly tendered up to 5,580,000 shares in the aggregate. The Purchase Price will be the lowest price per share of not greater than $45.00 nor less than $38.00 per share (in multiples of $0.10), at which shares have been properly tendered in the Offer, that will enable us to enable us to purchase up to 5,580,000 shares in the aggregate. If fewer than 5,580,000 (but not fewer than 2,005,000) shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered. If fewer than 2,005,000 shares are properly tendered, we will not purchase any of the shares.

        All shares we acquire in the Offer will be acquired at the same Purchase Price regardless of whether you tendered your shares at a lower price. Subject to the conditions of the Offer, only shares properly tendered, or deemed properly tendered, at prices at or below the Purchase Price will be eligible for purchase in the Offer. If more than 5,580,000 shares are properly tendered, we will purchase all shares properly tendered at or below the Purchase Price on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders at our expense promptly after the Expiration Time.

        For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of this Offer, shares that are properly tendered at or below the Purchase Price, only when, as and if we give oral or written notice to the Depositary and Paying Agent of our acceptance of the shares for payment pursuant to the Offer.

        Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary and Paying Agent of:

  •
  certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary and Paying Agent's account at the book-entry transfer facility,

  •
  a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent's message, and

  •
  any other required documents.

        We will respectively pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary and Paying Agent, (with the Company responsible paying for its purchase of the Tropicana Share Amount and Icahn Enterprises responsible for paying for the remainder of the shares up to a maximum of 4,780,000 shares), which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration or conditional tender will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

        Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

6.    Conditional Tender of Shares

        Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares properly tendered at or below the Purchase Price will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery.

        Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if more than 5,580,000 shares are properly tendered, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified in a conditional tender, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 5,580,000 then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 5,580,000 shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.    Conditions of the Tender Offer

        Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the applicable rules under the Exchange Act, if at any time prior to the Expiration Time (whether any shares have theretofore been accepted for payment) any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:

  •
  there has not been a minimum of 2,005,000 shares properly tendered and not properly withdrawn (the "Minimum Condition");

  •
  there has occurred any change in the general political, market, economic or financial conditions in the United States or abroad that we deem is reasonably likely to materially and adversely affect the Company's business or the trading in the shares, including, but not limited to, the following:

  •
  any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

  •
  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

  •
  the commencement or escalation of a war, armed hostilities, terrorism, or other similar national or international calamity directly or indirectly involving the United States;

  •
  in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

  •
  a decrease in excess of 20% in the market price for the shares measured from the close of trading on June 22, 2017, the last full trading day before we commenced the Offer, to the open of trading on the Expiration Time shall have occurred;

  •
  any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses, results of operations or prospects of the Company or any of its subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on the Company or any of its subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

  •
  there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

  •
  challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

    •
    seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

    •
    seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to vote the shares purchased by us on all matters properly presented to the Company's stockholders; or

    •
    otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses, results of operations or prospects of the Company or any of its subsidiaries or affiliates, taken as a whole, or the value of the shares;

  •
  any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries or affiliates, or Icahn Enterprises, by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment;

  •
  indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

  •
  could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

  •
  otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses or results of operations of the Company or any of its subsidiaries or affiliates, taken as a whole;

  •
  we learn that:

  •
  any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire the Company or any of the shares, or has made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of its or their respective assets or securities;

  •
  a tender or exchange offer for any or all of the outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

  •
  any approval, permit, authorization, favorable review or consent of any governmental entity, including any state gaming entity, required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion;

  •
  that, in the judgment of the Board of Directors of the Company, the consummation of the Offer shall impair the capital surplus of the Company within the meaning of Section 160 of General Corporation Law of the State of Delaware or the ability of the Company to pay its obligation as they come due;

  •
  that the Company's acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, the Company's existing credit facilities then in place as of the time of this Offer;

  •
  legislation amending the Internal Revenue Code of 1986, as amended (the "Code"), becomes effective and would, in our respective reasonable judgment, change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect either of us or any of our respective affiliates.

        The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time.

        Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participant's disputing such determination in a court of competent jurisdiction.

8.    Price Range of the Shares; Dividends

        Price Range of the Shares.    Effective November 15, 2010, the shares have been quoted on the OTCQB under the symbol "TPCA."

        The following table sets forth the high and low sales prices per share of the Company's common stock on the OTCQB Market for the period indicated. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	High	Low
Fiscal 2015
First Quarter	$17.25	$15.00
Second Quarter	17.25	15.52
Third Quarter	17.00	14.80
Fourth Quarter	17.50	15.08
Fiscal 2016
First Quarter	$18.40	$15.00
Second Quarter	20.65	17.85
Third Quarter	23.75	17.00
Fourth Quarter	32.00	23.10
Fiscal 2017
First Quarter	$34.00	$29.05
Second Quarter (through June 22, 2017)	44.25	30.75

        As of the date of this Offer to Purchase, there were 24,634,512 shares of common stock issued and outstanding. On June 9, 2017, the last full trading day completed prior to the receipt of a letter Icahn Enterprises sent to the Company's Board of Directors proposing a potential tender offer, the reported closing price of the shares on the OTCQB was $39.65 per share. On June 22, 2017, the last full trading day before we commenced the Offer, the last reported sales price of the shares quoted on OTCQB was $42.00 per share, which is greater than the low end of the price range for the Offer of $38.00 per share. We urge stockholders to obtain a current market price for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.

        Dividends.    The Company has not paid dividends in the past and does not plan to pay any dividends or make any distributions on its common stock in the foreseeable future. The Company also has certain restrictions under its credit facilities from paying dividends in the future.

        Stock Repurchase Program.    On July 31, 2015, the Board of Directors authorized the repurchase of up to $50 million of the Company's outstanding common stock with no set expiration date. On February 22, 2017, the Board of Directors authorized the repurchase of an additional $50 million of the Company's outstanding common stock, for the repurchase of an aggregate amount of up to $100 million of the Company's outstanding common stock. The stock repurchase program will end upon the earlier of the date on which the plan is terminated by the Board of Directors or when all authorized repurchases are completed. The timing and amount of stock repurchases will be determined based upon the Company's evaluation of market conditions and other factors, but the Company will not repurchase any shares outside of this Offer or for a period of 10 business days after the Expiration Time. The stock repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the stock repurchase program.

        As of March 31, 2017, the Company had repurchased 1,677,988 shares of its common stock at a total cost of approximately $42.8 million under the stock repurchase program. In all instances, the repurchased shares were subsequently retired. Since April 1, 2017 through the date hereof, the Company has not repurchased any shares of common stock under the stock repurchase program. The Tropicana Share Amount purchased by the Company in this Offer will be purchased as a part of the Company's stock repurchase program.

9.    Source and Amount of Funds

        Assuming the maximum number of 5,580,000 shares are properly tendered in the Offer, at the maximum purchase price of $45.00 per share, the aggregate purchase price will be approximately $251.1 million, with 800,000 of such shares properly tendered to be purchased severally, and not jointly, by the Company and 4,780,000 of such shares to be purchased severally, and not jointly, by Icahn Enterprises.

        Assuming the Tropicana Share Amount is properly tendered in the Offer at the maximum purchase price of $45.00 per share, the aggregate purchase price to be paid severally, and not jointly, by the Company will be approximately $36.0 million. The Company anticipates that it will pay for such shares tendered from its available cash and cash equivalents. As a result, it will have reduced liquidity. Reduced liquidity could have certain material adverse effects on the Company, including, but not limited to, the following: (i) the Company's available liquidity in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, and additional financing may not be available on terms acceptable to the Company; (ii) the Company's ability to withstand competitive pressures may be decreased; and (iii) the Company's reduced level of liquidity may make it more vulnerable to economic downturns, and reduce its flexibility in responding to changing business, regulatory and economic conditions. After the Offer is completed, the Company believes that its then-available cash and cash equivalents, cash flow from operations and investing activities and access to capital will continue to provide it with adequate financial resources to meet its working capital requirements and to fund capital expenditures as well as to engage in strategic activities.

        Assuming the maximum number of 5,580,000 shares are properly tendered in the Offer at the maximum purchase price of $45.00 per share, the aggregate purchase price for the 4,780,000 shares to be purchased by Icahn Enterprises which excludes the Tropicana Share Amount, and which will be paid severally, and not jointly, by Icahn Enterprises, will be approximately $215.1 million. Icahn Enterprises anticipates that it will pay for such shares tendered from its available cash and cash equivalents on hand.

        Consummation of the Offer is not subject to any financing condition, but is subject to certain other conditions, including the Minimum Condition. See Section 7.

10.    Information About the Company

        The Company is an owner and operator of regional casino and entertainment properties located in the United States and one hotel, timeshare and casino resort property located on the island of Aruba. The Company's United States properties include two casinos in Nevada and one casino in each of Indiana, Louisiana, Mississippi, Missouri and New Jersey. The Company primarily caters to local and regional guests to provide a fun and exciting gaming environment with high quality and high value lodging, dining, retail and entertainment amenities. The Company's properties offer a broad array of gaming options specifically tailored for its patrons in each market.

        The Company anticipates that it will announce its results of operations for its quarter ended June 30, 2017 prior to the Expiration Time. Upon such announcement, you should carefully consider such results prior to deciding whether to tender your shares.

        Where You Can Find More Information.    The Company is subject to the informational filing requirements of the Exchange Act, and, accordingly, is obligated to file reports, statements and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning directors and officers, their remuneration, the principal holders of the Company's securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. The Company has also filed the Schedule TO with the SEC that includes additional information relating to the Offer.

        These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about the Company.

SEC Filing	Period or Date Filed
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2016, filed February 24, 2017
Definitive Proxy Statement	Filed April 24, 2017
Quarterly Report on Form 10-Q	Quarter Ended March 31, 2017, filed May 3, 2017
Current Reports on Form 8-K	Filed May 25, 2017

        Any statement contained in a document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or telephoning us at: Tropicana Entertainment Inc., Attention: Investor Relations, 8345 W. Sunset Road, Suite 300, Las Vegas, Nevada 89113, Telephone: (702) 589-3900. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting the Company's website at: http://www.tropicanacasinos.com. Information contained on the Company's website is not part of, and is not incorporated into, this Offer to Purchase.

11.    Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

        As of the date of this Offer to Purchase, there were 24,634,512 shares of the common stock outstanding. The Tropicana Share Amount that the Company is offering to purchase under the Offer represents approximately 3.2% of the total number of outstanding shares as of the date of this Offer to Purchase. The maximum amount of 5,580,000 shares in the aggregate that the Company and Icahn Enterprises are severally, and not jointly, offering to purchase in the Offer in the aggregate represent approximately 22.7% of the total number of outstanding shares as of the date of this Offer to Purchase.

        The following table shows the beneficial ownership of the common stock as of the date of this Offer to Purchase of each person who we know beneficially owns more than 5% of the common stock, the directors and named executive officers of the Company, and all of the directors and executive officers as a group. As of the date of this Offer to Purchase, Icahn Enterprises beneficially owns approximately 72.5% of the shares. Assuming the maximum number of 5,580,000 shares are properly tendered and are purchased by the Company and Icahn Enterprises, as applicable, in the Offer, Icahn Enterprises will beneficially own approximately 95.0% of the outstanding shares. If the minimum number of 2,005,000 shares are properly tendered, and are purchased by the Company and Icahn Enterprises, as applicable, in the Offer, Icahn Enterprises will beneficially own 80.0% of the outstanding shares. Carl C. Icahn is the only director or executive officer of the Company that beneficially owns any of the shares.

        Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of the common stock. The percentage of the common stock beneficially owned by a person assumes that the person has exercised all options, and converted all convertible securities, the person holds that are exercisable or convertible within 60 days of the date of this Offer to Purchase, and that no other persons exercised any of their options or converted any of their convertible securities. Except as otherwise indicated in the footnotes to the table or in cases where community property laws apply, we believe that each person identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the person. Except as otherwise indicated, the business address for each of the following persons is 8345 West Sunset Road, Suite 300, Las Vegas, NV 89113.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Icahn Enterprises Holdings L.P.(2)	17,862,706	72.51%
Daniel A. Cassella	—	0%
Hunter C. Gary	—	0%
Carl C. Icahn(2)	17,862,706	72.51%
Anthony P. Rodio	—	0%
William C. Murtha	—	0%
William A. Leidesdorf	—	0%
Theresa Glebocki	—	0%
Daniel H. Scott	—	0%
Keith Cozza	—	0%
All directors and executive officers as a group (11 persons)	17,862,706	72.51%

(1)
Based on 24,634,512 shares of Common Stock outstanding as of June 23, 2017.

(2)
Icahn Enterprises Holdings L.P. ("Icahn Enterprises Holdings") directly beneficially owns 17,862,706 shares of the Company's common stock. Beckton Corp. ("Beckton") is the sole stockholder of Icahn Enterprises G.P., which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of Icahn Enterprises Holdings, Icahn Enterprises G.P. and Beckton. In addition, Mr. Icahn is the indirect holder of approximately 90.6% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. ("Icahn Enterprises"). Icahn Enterprises G.P. is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings. Icahn Enterprises Holdings has sole voting power and sole dispositive power with regard to 17,862,706 shares of the Company's common stock. Each of Icahn Enterprises G.P., Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to all such shares. Each of Icahn Enterprises G.P., Beckton and Mr. Icahn, by virtue of their relationships to Icahn Enterprises Holdings (as disclosed above), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares that Icahn Enterprises Holdings directly beneficially owns. Each of Icahn Enterprises G.P., Beckton and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes. The address for Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, Suite 4700, New York, New York 10153. The address for Icahn Enterprises Holdings, Icahn Enterprises G.P. and Beckton is 445 Hamilton Avenue, Suite 1210, White Plains, New York 10601. Information for the persons listed above is based on information contained in the most recent Schedule 13D/13G filings and other filings made by such persons with the SEC.

  Equity Plans

        The Company had no equity incentive plans as of December 31, 2016 and no outstanding equity awards as of December 31, 2016.

  Employment Agreements

        The Company does not currently have any employment agreements with any of its named executive officers.

  Related Party Transactions

        Insight Portfolio Group LLC.    Insight Portfolio Group LLC ("Insight Portfolio Group") is an entity formed and controlled by Mr. Icahn in order to maximize the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating rates with a wide range of suppliers of goods, services and tangible and intangible property. The Company along with a number of other entities with which Mr. Icahn has relationships acquired a minority equity interest in Insight Portfolio Group and has agreed to pay a portion of Insight Portfolio Group's operating expenses. The Company may purchase a variety of goods and services as a member of the buying group at prices and on terms that the Company believes are more favorable than those which would be achieved on a stand-alone basis. Commencing in the second quarter of 2016, Ms. Glebocki serves on the Board of Directors of Insight Portfolio Group. In 2016 the Company paid approximately $212,000 to Insight Portfolio Group.

        WestPoint International, LLC (formerly, WestPoint International, Inc.)    From time to time, the Company and certain of its subsidiaries purchase sheets, towels and other products on a purchase order basis from WestPoint International, LLC (formerly, WestPoint International, Inc. or "WPI"). WPI is an indirect wholly owned subsidiary of Icahn Enterprises L.P., which is indirectly controlled by Mr. Icahn, the Company's Chairman and controlling stockholder. In 2016 the Company and its subsidiaries purchased approximately $294,000 in the aggregate from WPI.

        Federal Mogul Motorparts.    Federal-Mogul Motorparts held a multi-day convention at Tropicana Atlantic City in January 2016. Federal-Mogul Motorparts is a wholly owned subsidiary of Federal-Mogul Holdings LLC, which is a wholly owned subsidiary of Icahn Enterprises L.P. The total amount paid to Tropicana Atlantic City for this event was approximately $192,000.

  Trump Entertainment Resorts, Inc. Agreements

        The Company and its subsidiaries have been a party to several agreements with Trump Entertainment Resorts, Inc. ("TER") and its subsidiaries.

  Management Agreement

        On March 1, 2016, TEI Management Services LLC, a wholly owned subsidiary of the Company, entered into a management agreement with Trump Taj Mahal Associates, LLC ("TTMA"), an indirect wholly owned subsidiary of TER and IEH Investments LLC ("IEH Investments") (the "Management Agreement"), pursuant to which TEI Management Services LLC managed the Trump Taj Mahal Casino Hotel ("Taj Mahal") in Atlantic City, New Jersey, owned by TTMA, and provided consulting services relating to the former Plaza Hotel and Casino in Atlantic City, New Jersey, owned by Trump Plaza Associates LLC ("Plaza Associates"). The Management Agreement, which commenced upon receipt of required New Jersey regulatory approvals on April 13, 2016, was effective for an initial five year term with an option to renew for an additional five year term. TTMA, IEH Investments and Plaza Associates are indirect wholly owned subsidiaries of Icahn Enterprises L.P., which is indirectly controlled by Mr. Carl Icahn. For the year ended December 31, 2016, the Company recorded $3.6 million of management fee income as a result of the Management Agreement.

        In October 2016, the Taj Mahal discontinued its operation as a casino hotel. TTMA exercised its right to terminate the Management Agreement without Cause (as defined in the Management Agreement), effective March 31, 2017, concurrently with the sale of the Taj Mahal to a third party and the surrender of TTMA's New Jersey casino license, at which time TEI Management Services LLC was paid a termination fee of $15 million pursuant to the provisions of the Management Agreement.

  Services Agreement

        Effective April 1, 2017 Tropicana Atlantic City entered into a services agreement with TER (the "Services Agreement"), pursuant to which Tropicana Atlantic City will perform certain administrative services for TER related to TTMA and Plaza Associates on a month to month basis in exchange for a service fee in the amount of $600,000, paid on March 31, 2017. The Services Agreement has a one year term. At any time on or after September 30, 2017, TER may terminate the Services Agreement for any reason. If the Services Agreement is terminated before the end of the term, Tropicana Atlantic City will return a pro-rated portion of the fees paid by TER for the unexpired portion of the term.

  Slot Lease and Purchase Agreements

        Under a lease agreement dated September 12, 2016, with TTMA, Tropicana Atlantic City leased 250 slot machines commencing after the closing of the Taj Mahal. On January 18, 2017, TTMA agreed to terminate the slot lease agreement and Tropicana Atlantic City purchased the slot machines from TTMA for a purchase price of $2,500,000 less the amount of the monthly lease payments in the aggregate amount of $191,460 made by Tropicana Atlantic City to TTMA under the lease agreement.

  Database License and IP Sale Agreements

        Effective October 1, 2016 the Company and TER entered into a Database License Agreement pursuant to which the Company licensed the Taj Mahal customer database from TER. On March 31, 2017 the Company and TER agreed to terminate the Database License Agreement and enter into a Customer Database and IP Sales Agreement, pursuant to which the Company purchased the Taj Mahal customer database and certain other intellectual property owned by TER, including the Taj Mahal trademark, for an aggregate purchase price of $8,050,000.

  Tax Allocation Agreement

        If the Offer is successful then Icahn Enterprises will become the beneficial owner of more than 80% of the shares, and the Company and Icahn Enterprises will enter into a Tax Allocation Agreement whereby the Company will become for U.S. federal income tax purposes a member of the consolidated group of companies of which Icahn Enterprises is a member. Pursuant to the Tax Allocation Agreement, American Entertainment Properties Corp. ("AEP") and the Company and its subsidiaries will agree to the allocation of certain income tax items. The Company and its subsidiaries will consent to join AEP in the filing of AEP's federal consolidated return and, if elected by AEP, certain state consolidated returns. In those jurisdictions where the Company and its subsidiaries will file consolidated returns with AEP, the Company will pay to AEP any tax it would have owed had it and its subsidiaries continued to file as a separate consolidated group. To the extent that the AEP consolidated group is able to reduce its tax liability as a result of including the Company and its subsidiaries in its consolidated group, AEP will pay the Company 20% of such reduction on a current basis and the Company will be treated as if it would carry forward for its own use under the Tax Allocation Agreement, 80% of the items that caused the tax reduction (the "Excess Tax Benefits"). Moreover, if the Company and its subsidiaries should ever become deconsolidated from AEP, AEP will reimburse the Company for any tax liability in post-consolidation years that the Company and its subsidiaries would have avoided had they actually had the Excess Tax Benefits for their own consolidated group use. The cumulative payments to the Company by AEP post-consolidation will not exceed the cumulative reductions in tax to the AEP group resulting from the use of the Excess Tax Benefits by the AEP group. The above description of the material terms of the Tax Allocation Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit A to the Tender Offer Agreement.

  Tender Offer Agreement

        Icahn Enterprises and the Company have entered into a tender offer agreement, dated as of June 23, 2017 (the "Tender Offer Agreement"). Pursuant to the Tender Offer Agreement, the parties have agreed that any amendment, extension, termination, waiver or other change to the terms and conditions of the Offer cannot be made by either party without the consent of the other party. The parties have also agreed to cooperate with respect to any SEC filings in connection with the Offer.

        Pursuant to the Tender Offer Agreement, the Company and Icahn Enterprises have, among other things, agreed to bear certain expenses (including but not limited to SEC filing fees, and expenses and fees of financial printers, information agents and depositaries) pro rata in proportion to the number of shares purchased by each party in the Offer and indemnify the other for (i) any untrue statement or alleged untrue statement by the indemnifying party of a material fact contained in the Schedule TO, this Offer to Purchase and the related Letter of Transmittal (or any document incorporated by reference therein) and (ii) the omission or alleged omission by the indemnifying party to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

        Upon consummation of the Offer, Icahn Enterprises has agreed, pursuant to the Tender Offer Agreement, among other things:

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  not to, and to take all actions necessary to cause the Icahn controlled affiliates not to, propose, or engage in, any transaction to acquire all of the outstanding shares of common stock for a period of two years from August 2, 2017;

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  other than in connection with a repurchase, redemption, retirement, cancellation, or other similar action with respect to the shares of common stock by the Company that is approved by the Special Committee, for so long as Icahn Enterprises or any of its affiliates beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the shares of common stock, not to, and to take all actions necessary to cause the Icahn controlled affiliates not to, take any action, directly or indirectly, to cause Icahn Enterprises to increase its beneficial ownership in the Company above 95.0% of all outstanding shares unless any such transaction is approved by (i) first, the Special Committee and (ii) second, an informed vote of the holders of a majority of the shares held by stockholders who are not affiliated with Icahn Enterprises or its affiliates;

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  for so long as (x) Icahn Enterprises or any of its affiliates beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the shares of common stock, and (y) any shares of common stock are beneficially owned (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) by a person other than Icahn Enterprises, not to take any action to, and to take all actions necessary to cause the Icahn controlled affiliates not to, without Special Committee approval, cause the Company to (a) cease to be quoted on the OTCQB; (b) deregister the common stock of the Company under the Exchange Act; (c) cease filing reports with the SEC required by Section 13 and/or Section 15(d) of the Exchange Act, even if the Company may not be subject to such reporting requirements; or (d) cease to maintain an audit committee comprising at least two independent directors, the composition and authority of which complies with any state gaming laws or regulations applicable to the Company; and

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  for a period of two years from August 2, 2017, not to take any action to, and to take all actions necessary to cause the Icahn controlled affiliates not to, transfer, sell, convey or otherwise dispose of shares of common stock, by merger, sale of equity, operation of law or otherwise, if, as a result of such transfer or sale, Icahn Enterprises would beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) less than 50.0% of the outstanding shares of common stock, other than in connection with a transaction for the sale of all outstanding shares of common stock, a transaction involving the merger of the Company or as otherwise consented to by the Special Committee;

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  to enter into the above-referenced Tax Allocation Agreement upon the consummation of the Offer; and

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  that Icahn Enterprises would indemnify the Company for (i) any liability arising from being an offeror with respect to any liability to purchase any shares over the Tropicana Share Amount and (ii) any and all liability imposed upon the Company and any of its direct and indirect subsidiaries that are eligible to be included in a consolidated return with the Company (such subsidiaries, collectively with the Company, the "Tropicana Group") resulting from any member of the Tropicana Group being considered a member of a controlled group (within the meaning of §4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of which Icahn Enterprises is a member (the "Controlled Group"), except with respect to liability in respect of any employee benefit plan, as defined in ERISA §3(3), maintained by any member of the Tropicana Group.

        For purposes of the Tender Offer Agreement, (i) "Icahn controlled affiliates" means Mr. Carl C. Icahn and any of his Affiliates in in which he beneficially owns (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the equity interests of such Affiliate and (ii) "Affiliate" means any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. For purposes of the definition of "Affiliate", "control" means possession, directly or indirectly, of the power to elect a majority of the board of directors or other governing body of an entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and, without limiting the generality of the foregoing, (x) a person who possesses, directly or indirectly, the power to control the general partner of a limited partnership shall be deemed to control such limited partnership, and (y) a person who possesses, directly or indirectly, the power to control the manager or managing member of a limited liability company shall be deemed to control such limited liability company.

        For purposes of the Tender Offer Agreement, "Special Committee" means, as it may be constituted from time to time, the standing special committee of the board of directors of the Company, comprising only independent directors (none of whom are affiliated with Icahn Enterprises or any of its Affiliates, and each of whom is otherwise eligible to be a member of the Company's Audit Committee), that has been empowered to freely select its own advisors and to reject any proposed transaction definitively.

        The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Tender Offer Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated by reference herein.

Recent Securities Transactions

        Based on our records and on information provided to us by our directors, executive officers, affiliates, and subsidiaries, neither the Company, nor any of its affiliates, subsidiaries, directors, or executive officers have effected any transactions involving shares of the Company's common stock during the 60 days prior to the date of this Offer to Purchase.

  Stock Repurchase Program

        On July 31, 2015, the Board of Directors authorized the repurchase of up to $50 million of the Company's outstanding common stock with no set expiration date. On February 22, 2017, the Board of

Directors authorized the repurchase of an additional $50 million of the Company's outstanding common stock, for the repurchase of an aggregate amount of up to $100 million of the Company's outstanding common stock. The stock repurchase program will end upon the earlier of the date on which the plan is terminated by the Board of Directors of the Company or when all authorized repurchases are completed. The timing and amount of stock repurchases will be determined based upon the Company's evaluation of market conditions and other factors, but the Company will not repurchase any shares outside of this Offer or for a period of 10 business days after the expiration of this Offer. The stock repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the stock repurchase program.

        As of March 31, 2017, the Company had repurchased 1,677,988 shares of its common stock at a total cost of approximately $42.8 million under the stock repurchase program. In all instances, the repurchased shares were subsequently retired. Since April 1, 2017 through the date hereof, the Company has not repurchased any shares of stock under the stock repurchase program. The Tropicana Share Amount purchased by the Company in this Offer will be purchased as a part of the Company's stock repurchase program.

12.    Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

        The completion of the Offer in accordance with its terms and conditions will not cause the Company to stop being quoted on the OTCQB or to stop being subject to the periodic reporting requirements of the Exchange Act.

        However, the purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively small volume of the shares and limited liquidity after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer with an increase in price volatility. Stockholders may not be able to sell non-tendered shares in the future on OTCQB or otherwise, at a net price higher than the Purchase Price in the Offer. We can give no assurance as to the price at which a stockholder may be able to sell his or her shares in the future.

        Upon consummation of the Offer, Icahn Enterprises has agreed, pursuant to the Tender Offer Agreement, among other things:

  •
  not to, and to take all actions necessary to cause the Icahn controlled affiliates not to, propose, or engage in, any transaction to acquire all of the outstanding shares of common stock for a period of two years from August 2, 2017;

  •
  other than in connection with a repurchase, redemption, retirement, cancellation, or other similar action with respect to the shares of common stock by the Company that is approved by the Special Committee, for so long as Icahn Enterprises or any of its affiliates beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the shares of common stock, not to, and to take all actions necessary to cause the Icahn controlled affiliates not to, take any action, directly or indirectly, to cause Icahn Enterprises to increase its beneficial ownership in the Company above 95.0% of all outstanding shares unless any such transaction is approved by (i) first, the Special Committee and (ii) second, an informed vote of the holders of a majority of the shares held by stockholders who are not affiliated with Icahn Enterprises or its affiliates;

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  for so long as (x) Icahn Enterprises or any of its affiliates beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the shares of common stock, and (y) any shares of common stock are beneficially owned

    (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) by a person other than Icahn Enterprises, not to take any action to, and to take all actions necessary to cause the Icahn controlled affiliates not to, without Special Committee approval, cause the Company to (a) cease to be quoted on the OTCQB; (b) deregister the common stock of the Company under the Exchange Act; (c) cease filing reports with the SEC required by Section 13 and/or Section 15(d) of the Exchange Act, even if the Company may not be subject to such reporting requirements; or (d) cease to maintain an audit committee comprising at least two independent directors, the composition and authority of which complies with any state gaming laws or regulations applicable to the Company; and

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  for a period of two years from August 2, 2017, not to take any action to, and to take all actions necessary to cause the Icahn controlled affiliates not to, transfer, sell, convey or otherwise dispose of shares of common stock, by merger, sale of equity, operation of law or otherwise, if, as a result of such transfer or sale, Icahn Enterprises would beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) less than 50.0% of the outstanding shares of common stock, other than in connection with a transaction for the sale of all outstanding shares of common stock, a transaction involving the merger of the Company or as otherwise consented to by the Special Committee. See Section 11.

        For purposes of the Tender Offer Agreement, "Special Committee" means, as it may be constituted from time to time, the standing special committee of the board of directors of the Company, comprising only independent directors (none of whom are affiliated with Icahn Enterprises or any of its Affiliates, and each of whom is otherwise eligible to be a member of the Company's Audit Committee), that has been empowered to freely select its own advisors and to reject any proposed transaction definitively.

        The foregoing summary does not purport to be complete is qualified in its entirety by reference to the Tender Offer Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated by reference herein.

13.    Legal Matters; Regulatory Approvals

        We are not aware of any license or regulatory permit that is material to the Company's business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer that is material to the success of the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action where practicable if practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to certain conditions. See Section 7.

14.    Certain Material U.S. Federal Income Tax Consequences of the Offer

        The following summary describes certain material U.S. federal income tax consequences relevant to the Offer. This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and any changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

        This discussion deals only with shares held as capital assets of holders for U.S. federal income tax purposes and does not address all tax consequences, including tax consequences that may be relevant to various specified categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the U.S. dollar, insurance companies, pass-through entities, tax-exempt organizations, certain former citizens or long-term residents of the United States, holders who beneficially own directly or indirectly more than 5% all the Company's outstanding shares, or holders who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of employee stock options or otherwise as compensation). This discussion does not address the application of the alternative minimum tax or the state, local or non-U.S. tax consequences of participating in the Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

        As used herein, a "U.S. Holder" means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States can exercise primary supervision of the trust's administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable regulations to be treated as a U.S. person.

        If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) beneficially owns shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Beneficial owners that are partnerships, and partners in such partnerships, should consult their own tax advisors.

        Exchange of Shares Pursuant to the Offer.    An exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Additionally, the Company and Icahn Enterprises intend to treat each holder's exchange of shares pursuant to the Offer as a single integrated transaction, as they will not trace whether or in what proportion such tendering holder's shares are acquired by the Company or Icahn Enterprises, and the remainder of this discussion so assumes. A holder that participates in the Offer will be treated, depending on such holder's particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

        In general under applicable U.S. federal income tax laws, a holder of corporate stock that receives a payment from the issuer of all or a portion of such stock in redemption of such stock will be treated as having received a distribution taxable as a dividend to the extent of the issuer's earnings and profits unless a holder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a "complete termination" of all such holder's equity interest in the Company, (b) results in a "substantially disproportionate" redemption with respect to such holder, or (c) is "not essentially equivalent to a dividend" with respect to the holder. If one of these requirements is met then the redemption will not be treated as a dividend but instead as a taxable exchange of the shares by such holders generally resulting in capital gain or loss. In applying the relevant test, a holder must take into account shares that such holder constructively owns under certain attribution rules, pursuant to which the holder will be treated as owning shares owned by certain family members (except that in the case of a "complete termination" a holder may waive, under certain circumstances, attribution from family members) and related entities and shares that the holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a holder if the percentage of the then-outstanding shares owned by such holder in the Company immediately after the exchange is less than 80% of the percentage of the shares owned by such holder in the Company immediately before the exchange. If an exchange of shares for cash fails to satisfy the "substantially disproportionate" test, the holder nonetheless may satisfy the "not essentially equivalent to a dividend" test. An exchange of shares for cash will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the holder's equity interest in the Company. While it is not free from doubt, the portion of an exchange of shares for cash by a holder with the Company where such exchange results in any reduction of the proportionate equity interest in the Company and where such holder prior to the tender has a relative equity interest in the Company that is minimal and that does not exercise any control over or participate in the management of our corporate affairs should be treated as "not essentially equivalent to a dividend." Holders should consult their tax advisors regarding the application of these rules to their particular circumstances.

        U.S. Holders.    Assuming that no portion of the amount that a U.S. Holder receives pursuant to this Offer is treated as a dividend, a U.S. Holder generally will recognize gain or loss from the disposition of the shares for cash. Such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder's tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. Long-term capital gains of non-corporate U.S. Holders are taxed at preferential rates. Capital losses are subject to limitations on their use. Depending upon the U.S. Holder's particular circumstances, the special 3.8% investment tax that was enacted as part of the Affordable Care Act may also apply to any gain recognized on such a disposition. See Section 3 with respect to the application of U.S. backup withholding. Holders should consult their tax advisers as to the tax consequences of the receipt of any amount in exchange for shares pursuant to this Offer.

        Non-U.S. Holders.    As used herein, a "Non-U.S. Holder" is a beneficial owner of shares, other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. Any gain recognized on the receipt of cash pursuant to the Offer by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

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  the gain is effectively connected with a U.S. trade or business of that Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment in the United States maintained by that Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to tax on such gain in the same manner as a U.S. Holder, and, if the Non-U.S. Holder is a foreign corporation, that corporation may be subject to branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty); or

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  the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition of Shares pursuant to the Offer, in which case the Non-U.S. Holder generally will be subject to a tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the Non-U.S. Holder's net gain realized, which may be offset by U.S. source capital losses of the Non-U.S. Holder, if any.

        Pursuant to the Foreign Investors in Real Property Tax Act of 1980 ("FIRPTA"), gross proceeds from a disposition of a United States Real Property Interest, including an interest in a United States Real Property Holding Company, generally is subject to withholding at a rate of 15%. The Company and Icahn Enterprises intend to take the position that the exchange of shares for cash pursuant to this offer generally would not be subject to withholding under FIRPTA for holders who own 5% or less of all outstanding shares because while not free from doubt, the Company's common stock should be treated as "regularly traded on an established securities market" pursuant to the Internal Revenue Code and applicable Treasury Regulations. However, the Company and Icahn Enterprises, directly or through an agent, reserve the right to withhold FIRPTA withholding taxes on these shareholders to the extent required by law.

        Non- U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the application of U.S. backup withholding.

        THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS. NON-U.S. HOLDERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO HOLDERS WHO ARE NOT U.S. PERSONS.

15.    Extension of the Tender Offer; Termination; Amendment

        We expressly reserve the right, in our sole discretion, at any time prior to the Expiration Time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and Paying Agent and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, if any of the conditions set forth in Section 7 has occurred or is deemed by us to have occurred, to terminate the Offer prior to the Expiration Time and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and Paying Agent and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release. In addition, we would file such press release as an exhibit to the Schedule TO.

        If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by the rules promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i)(a) we increase or decrease the price to be paid for shares beyond the price range, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16.    Certain Information Concerning Icahn Enterprises

        Icahn Enterprises Holdings L.P.'s general partner is Icahn Enterprises G.P. Inc. ("Icahn Enterprises GP"), a Delaware corporation. Icahn Enterprises Holdings L.P.'s limited partner is Icahn Enterprises L.P., a Delaware limited partnership. Icahn Enterprises GP is the general partner of Icahn Enterprises L.P.. Mr. Carl C. Icahn is the indirect holder of approximately 90.6% of the issued and outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (based upon: (a) the 160,248,610 depositary units stated to be outstanding as of May 9, 2017 by Icahn Enterprises L.P. in its Quarterly Report on Form 10-Q for the period ending March 31, 2017, filed with the SEC on May 9, 2017 plus (b) the 4,488,222 depositary units indirectly issued to Mr. Carl C. Icahn by Icahn Enterprises on June 13, 2017 in connection with a regular quarterly distribution of depositary units by Icahn Enterprises L.P.). Icahn Enterprises GP is 100% owned by Beckton Corp. ("Beckton"), a Delaware corporation. Beckton is 100% owned by Mr. Carl C. Icahn, a United States citizen. The business address of Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300. The business address of each of Icahn Enterprises Holdings L.P., Icahn Enterprises L.P., Icahn Enterprises GP and Beckton is 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300.

        Icahn Enterprises Holdings L.P. is primarily engaged in the business of holding direct or indirect interests in various operating businesses. Icahn Enterprises GP is primarily engaged in the business of serving as the general partner of Icahn Enterprises L.P. and Icahn Enterprises Holdings L.P. Beckton is primarily engaged in the business of holding the capital stock of Icahn Enterprises GP. Icahn Enterprises L.P. is a diversified holding company engaged in the following primary business segments: Investment, Automotive, Energy, Railcar, Gaming, Metals, Mining, Food Packaging, Real Estate and Home Fashion.

        Mr. Icahn's current principal occupation or employment is set forth on Schedule A attached hereto and is incorporated by reference herein. Also set forth on Schedule A attached hereto and incorporated by reference herein are Mr. Icahn's material occupations, positions, offices or employments during the past five years, including the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on. The name, position, citizenship, business address, current principal occupation or employment, material occupations, positions, offices or employments during the past five years and the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on, of each executive officer and director of Icahn Enterprises Holdings L.P., Icahn Enterprises L.P., Icahn Enterprises GP and Beckton are set forth on

Schedule A attached hereto and incorporated by reference herein. Each of the executive officers and directors listed on Schedule A attached hereto and incorporated by reference herein is a United States citizen.

        None of Icahn Enterprises Holdings L.P., Icahn Enterprises L.P., Icahn Enterprises GP, Beckton, Mr. Icahn nor, to their respective knowledge, any of the persons listed on Schedule A attached hereto and incorporated by reference herein, have been, during the past five years: (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (b) a party to any judicial or administrative proceeding (except formatters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        As of the date of this Offer to Purchase, Icahn Enterprises Holdings L.P. beneficially owns approximately 72.5% of the shares. Assuming the maximum number of 5,580,000 shares are properly tendered and purchased by the Company and Icahn Enterprises, as applicable, in the Offer, Icahn Enterprises Holdings L.P. will beneficially own approximately 95.0% of the outstanding shares. If the minimum number of 2,005,000 shares are properly tendered, and are purchased by the Company and Icahn Enterprises, as applicable, in the Offer, Icahn Enterprises will beneficially own 80.0% of the outstanding shares. Neither Mr. Icahn nor any Icahn controlled affiliates which beneficially own shares intend to tender shares in the Offer.

17.    Background of the Offer; Contacts

        In July 2015, the Board of Directors of the Company (the "Board of Directors") authorized the repurchase of up to $50.0 million of shares of the common stock, through tender offers, Rule 10b5-l plans, open market purchases, privately negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, with no set expiration date (the "Stock Repurchase Program").

        In February 2017, the Board of Directors authorized the repurchase of an additional $50.0 million of the common stock, for the repurchase of an aggregate amount of up to $100.0 million of shares of the common stock. Through March 31, 2017, the Company had repurchased 1,677,988 shares of common stock at a total cost of approximately $42.8 million under the Stock Repurchase Program. From April 1, 2017 through the date of this Offer to Purchase, the Company has not repurchased any additional shares of common stock under the Stock Repurchase Program.

        From time to time, the Company's management and the Board of Directors have been evaluating the effectiveness of the Stock Repurchase Program and potential alternative methods to repurchase shares of common stock. Also from time to time, stockholders of the Company have inquired about additional opportunities for liquidity.

        On June 1, 2017, representatives of Icahn Enterprises contacted representatives of the Company and, in connection with discussions about the efficacy of the Stock Repurchase Program, discussed preliminarily the merits of possibly conducting a combined tender offer for the Company's shares.

        The Company maintains the Special Committee that is composed of Daniel A. Cassella and Daniel H. Scott. Each of Messrs. Cassella and Scott are independent directors of the Company who also serve on the Company's Audit Committee, with Mr. Cassella serving as its Chairman, and are otherwise unaffiliated with Icahn Enterprises and its affiliates (other than the Company). The Special Committee has been delegated the power and authority to review, evaluate and make determinations involving any potential related party transactions between Icahn Enterprises and the Company, including the power and authority, in the Special Committee's sole discretion, to definitively approve or reject any such transactions.

        Following Icahn Enterprises' initial contact, the Special Committee held telephonic meetings during the week of June 4, 2017, with members of the Company's management and Brown Rudnick LLP, the Special Committee's legal counsel. During these meetings, the Special Committee discussed with management and legal counsel the Stock Repurchase Program and issues related to conducting a potential combined tender offer with Icahn Enterprises. These discussions included, among other things, the lack of liquidity in the trading market for the common stock, various alternatives to provide stockholders with an opportunity for liquidity, the merits of conducting a tender offer to further the purposes of the Company's Stock Repurchase Program, whether a tender offer would be an attractive use of cash by the Company, and the potential effects of a tender offer on the liquidity of the remaining shares following a tender offer. The Special Committee further discussed the potential advantages and disadvantages of a potential combined tender offer with Icahn Enterprises. The Special Committee's legal counsel advised the Special Committee of their fiduciary duties under Delaware law in connection with their evaluation of any tender offer proposal.

        During that week, and at the Special Committee's direction, its legal counsel and management of the Company discussed with representatives of Icahn Enterprises the Special Committee's issues and concerns regarding any potential proposal Icahn Enterprises might make regarding conducting a combined tender offer, including protections the Special Committee would seek for minority stockholders following consummation of any combined tender offer.

        On June 9, 2017, Icahn Enterprises sent the Board of Directors a letter (the "Letter") in which it indicated its interest in discussing a potential tender offer in which both the Company and Icahn Enterprises would participate. Specifically, it proposed that of the shares tendered in the tender offer, first, and prior to Icahn Enterprises purchasing any shares, the Company would purchase 800,000 shares, and second, if additional shares were tendered above such amount, the Icahn Enterprises would purchase such additional shares up to a maximum of 5,580,000. The letter proposed that a condition of the tender offer would be a minimum of 2,005,000 shares being tendered. Icahn Enterprises proposed that the tender offer be structured as a modified Dutch auction with a price range of between $38.00 and $45.00 per share.

        In addition, Icahn Enterprises proposed that in connection with such tender offer it would agree with the Company that (i) it would indemnify the Company for any liability arising from being an offeror with respect to any liability to purchase any shares over the Tropicana Share Amount, (ii) it and its controlled affiliates would not increase their beneficial ownership above 95% of the outstanding shares in the tender offer, (iii) it and its controlled affiliates would agree not to propose, or engage in, any transaction to acquire all the outstanding shares for a period of two years from the date of commencement to the tender offer, and (iv) it and its controlled affiliates would further agree that, following consummation of the Offer, they would not increase their beneficial ownership in the Company above 95% of all outstanding shares unless any such transaction were approved by (a) a special committee of independent directors of the Board of Directors (none of the members of which are affiliated with Icahn Enterprises or its affiliates) that has been empowered to freely select its own advisors and to reject any proposed transaction definitively and (b) an informed vote of the holders of a majority of the shares held by stockholders who are not affiliated with Icahn Enterprises or its affiliates. A copy of the letter is attached as an Exhibit to Icahn Enterprises L.P.'s Amendment No. 9 to its Schedule 13D filed with the SEC on June 9, 2017.

        On each of June 9, 2017 and June 12, 2017, the Special Committee held a telephonic meeting with members of the Company's management and its legal counsel to review the Letter and the proposed combined tender offer. The Special Committee's legal counsel advised the Special Committee on the terms of the Letter and the proposed combined tender offer. The Special Committee directed its legal counsel to discuss with Icahn Enterprises and its legal counsel, Proskauer Rose LLP, regarding the Special Committee's positions with respect to the terms outlined in the Letter and the proposed combined tender offer.

        As directed by the Special Committee, from June 12, 2017 until the commencement of the Offer, the Special Committee's legal counsel negotiated with Icahn Enterprises and its legal counsel aspects of the proposed combined tender offer and related agreements and tender offer documents, including the Offer to Purchase, the Tender Offer Agreement and the Tax Allocation Agreement.

        During the weeks of June 12, 2017 and June 19, 2017, the Special Committee had additional meetings with the Company's management and its legal counsel to review the ongoing negotiation of the terms and conditions of the proposed combined tender offer and drafts of the related agreements and tender offer documents.

        On June 21, 2017, the Special Committee met telephonically with management and its legal counsel to discuss the proposed combined tender offer and related agreements and tender offer documents.

        On June 22, 2017, the Special Committee met telephonically with management and its legal counsel to discuss the proposed combined tender offer and offering documents. After considering the proposed terms of the tender offer, the views of management and the advice of the Special Committee's legal counsel, the Special Committee determined that it was in the best interests of the Company and its stockholders to pursue the Offer and authorized management to commence the Offer. The Special Committee further determined that it would not make any recommendation to the Company's stockholders regarding whether they should participate in the Offer.

        On June 23, 2017 the Company and Icahn Enterprises commenced the Offer.

18.    Fees and Expenses

        We have retained Wells Fargo Bank, N.A. to act as the Depositary and Paying Agent and D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. Each of the Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of shares.

        We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than the Information Agent and the Depositary and Paying Agent) for soliciting tenders of shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary and Paying Agent for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 7 in the Letter of Transmittal.

        All fees and expenses incurred in connection with the Offer will be borne pro rata in proportion to the amount of common stock actually purchased by each of the Company and Icahn Enterprises; provided, however, that in the event that the Tender Offer is terminated, such expenses shall be borne equally between the Company and Icahn Enterprises. Notwithstanding the foregoing, each of the Company and Icahn Enterprises shall bear its own legal and accounting fees and expenses incurred in connection with the Offer.

19.    Miscellaneous

        The Company and Icahn Enterprises have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.

        This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

        You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Depositary and Paying Agent or the Information Agent.

June 23, 2017

 SCHEDULE A

Executive Officers and Directors of Icahn Enterprises Holdings L.P., Icahn
Enterprises L.P., Icahn Enterprises G.P. Inc. and Beckton Corp.

        The name and positions of the executive officers and directors of Icahn Enterprises Holdings L.P., Icahn Enterprises L.P., Icahn Enterprises G.P. Inc. and Beckton Corp. are set forth below. The following sets forth with respect to each executive officer and director such person's (a) name, (b) present principal occupation or employment and the name and principal business of any corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employments during at least the last five years, giving the starting and ending dates of each and the name and principal business of any business corporation or other organization in which such occupation, position, office or employment was carried on. Each such executive officer and/or director: (i) is a citizen of the United States of America; and (ii) has a principal business address is c/o Icahn Associates Corp., 767 Fifth Avenue, Suite 4700, New York, New York, 10153, where the business phone number is (212) 702-4300.

Icahn Enterprises Holdings L.P.
Icahn Enterprises G.P. Inc.—General Partner

Icahn Enterprises L.P.
Icahn Enterprises G.P. Inc.—General Partner

Icahn Enterprises G.P. Inc.
Carl C. Icahn—Chairman of the Board
Jack G. Wasserman—Director
James L. Nelson—Director
William A. Leidesdorf—Director
Keith Cozza—President; Chief Executive Officer and Director
SungHwan Cho—Chief Financial Officer and Director
Peter Reck—Chief Accounting Officer

Beckton Corp.
Carl C. Icahn—Chairman of the Board; President
Keith Cozza—Secretary; Treasurer
Jordan Bleznick—Vice President/Taxes

        Carl C. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P., and certain related entities, Mr. Icahn's principal occupation is managing private investment funds, including Icahn Partners LP and Icahn Partners Master Fund LP. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion). Mr. Icahn has been: chairman of the board of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; chairman of the board of CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since June 2012; chairman of the board of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; and President and a member of the executive committee of XO Holdings, a competitive provider of telecom services, since September 2011, and chairman of the board and a director of its predecessors since January 2003. Mr. Icahn was previously: director of Federal-Mogul Holdings Corporation, a supplier of automotive powertrain and safety components, from December 2007 to May 2015, and the non-executive chairman of the board of Federal-Mogul from January 2008 to May 2015; chairman of the board and a director of American Railcar Industries, Inc., a railcar manufacturing company, from 1994 to July 2014; a director of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from June 2004 to November 2013; a director of WestPoint Home LLC, a home textiles manufacturer, from October 2005 until December 2011; and a director of Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, from July 1993 to July 2010. Mr. Icahn received his B.A. from Princeton University.

        William A. Leidesdorf has served as a director and member of the audit committee of the general partner of Icahn Enterprises L.P. since March 1991. Since May 2014, Mr. Leidesdorf has served as a director and member of the audit committee of Icahn Enterprises L.P.'s subsidiary, Tropicana Entertainment Inc. Previously, Mr. Leidesdorf served as a director and member of the audit committee of our former operating subsidiary, American Entertainment Properties Corp., from December 2003 to March 2013, and as a director of Icahn Enterprises L.P.'s operating subsidiary IEH Auto Parts LLC, an automotive parts distributor, from June 2015 to March 2017. Mr. Leidesdorf has served as a director for a variety of companies, including Renco Steel, and, during its bankruptcy, its subsidiary, WCI Steel, Inc., a steel producer which filed for Chapter 11 bankruptcy protection and Simpson Housing Limited Partnership, a privately held real estate investment trust. Mr. Leidesdorf was an owner and a managing director of Renaissance Housing, LLC, and a company primarily engaged in the acquisition of multifamily housing and from 2008 until April 2015, the owner and managing director of Renaissance Hamptons Mayfair, LLC, a company primarily engaged in acquiring multifamily residential properties. From 2008 until December 2014, Mr. Leidesdorf was a principal in Bedrock Investment Management Group, LLC, a company engaged in the acquisition of troubled residential subdivisions. Mr. Leidesdorf brings to his service as a director his significant business experience and leadership role as a director in various companies including certain of our subsidiaries. His experience has enabled him to understand the complex business and financial issues that companies may face. Mr. Leidesdorf has also had experience with large-scale real estate workouts and has been responsible for managing real estate portfolios for a number of institutions, including responsibility for audits and compliance with various federal and state regulatory authorities.

        James L. Nelson has served as a director and member of the audit committee of the general partner of Icahn Enterprises L.P. since June 2001. Mr. Nelson served as a director of IEH Auto Parts LLC, an automotive parts distributor, from June 2015 to March 2017, a director and member of the audit committee of Tropicana Entertainment Inc. from March 2010 to May 2014, a director of Viskase Companies, Inc. from April 2003 through April 2010, each of which are subsidiaries of Icahn Enterprises L.P. From April 2008 to November 2012, Mr. Nelson served as a director and as Chairman of the audit committee of the board of directors of Cequel Communications, an owner and operator of a large cable television system. From April 2010 through November 2013, Mr. Nelson served as a director and member of the audit committee of Take Two Interactive Software, Inc. a publisher, developer, and distributor of video games and video game peripherals, a company in which Carl C. Icahn previously had an interest through the ownership of securities. From May 2013 to April 2014, Mr. Nelson was a director and member of the Governance and Nominating Committee of Single Touch Systems, Inc. From June 2011 through September 2015, Mr. Nelson served as a director and member of the compensation, governance and strategic alternatives committees of Voltari Corporation (a company in which Mr. Icahn has an interest) and, from January 2012 through September 2015, Chairman of its Board of Directors. From November 2013 through August 2014, Mr. Nelson served as a director of VII Peaks Co-Optivist Income BDC II, Inc., an externally managed, closed-end management investment company. From April 2014 to August 2014, Mr. Nelson served as a director of Ubiquity Broadcasting Corporation, a vertically integrated, technology-focused media company. Since April 2014, Mr. Nelson has served as a director of Herbalife Ltd., a nutrition company in which Mr. Icahn holds a non-controlling interest through the ownership of securities. From November 2015 until June 2017, Mr. Nelson served as a director of New York REIT, Inc., a publicly traded real estate investment trust focused on acquiring and operating commercial real estate in New York City. Since March 2017, Mr. Nelson has served as a director of Global Net Lease, a publicly traded real estate investment trust focused on acquiring and managing a globally-diversified portfolio of commercial real estate properties. Mr. Nelson brings to his service as a director his significant experience and leadership roles serving as Chief Executive Officer, Director and Chairman of the audit committee of various companies.

        Jack G. Wasserman has served as a director of the general partner of Icahn Enterprises L.P. since December 1993 and is Chairman of its audit committee. Since December 2003, Mr. Wasserman has served as a director and Chairman of the audit committee of several of our operating segments including American Entertainment Properties Corp. from December 2003 to March 2013 and IEH Auto Parts LLC, an automotive parts distributor, from June 2015 to March 2017. Mr. Wasserman is an attorney and a member of the Bars of New York, Florida and the District of Columbia. From 1966 until 2001, he was a senior partner of Wasserman, Schneider, Babb & Reed, a New York-based law firm, and its predecessors. Since September 2001, Mr. Wasserman has been engaged in the practice of law as a sole practitioner. Since December 1998, Mr. Wasserman has also served as a director of Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, in which Mr. Icahn has a substantial interest. From March 2004, to June 2015 Mr. Wasserman was a director of Wendy's, an owner and franchisor of the Wendy's restaurant system. He is a current and past director of numerous not-for-profit organizations. Mr. Wasserman brings to his service as a director his significant experience and leadership roles as a director of various public companies. In addition, Mr. Wasserman practiced law for almost 40 years with the law firm of Wasserman, Schneider, Babb & Reed of which he was a senior partner; the firm concentrated its practice in international trade and related corporate matters, primarily for Fortune 500-type companies operating in a broad range of industries, and he is familiar with financial statements and domestic and trans-border transactions.

        SungHwan Cho has served as Chief Financial Officer of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since March 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at Icahn Enterprises L.P. since October 2006. Mr. Cho has been a director of: Hertz Global Holdings, Inc., a company engaged in the car rental business, since May 2017; Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since June 2015; CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; Icahn Enterprises L.P., since September 2012; CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since May 2012; and American Railcar Industries, Inc., a railcar manufacturing company, since June 2011 (and has been Chairman of the Board of American Railcar Industries since July 2014). In addition, Mr. Cho serves as a director of certain wholly-owned subsidiaries of Icahn Enterprises L.P., including: Federal-Mogul Holdings LLC (formerly known as Federal-Mogul Holdings Corporation), a supplier of automotive powertrain and safety components; Icahn Automotive Group LLC, an automotive parts installer, retailer and distributor; PSC Metals Inc., a metal recycling company; and WestPoint Home LLC, a home textiles manufacturer. Mr. Cho was previously: a member of the Executive Committee of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from September 2013 to June 2017; a director of CVR Partners LP, a nitrogen fertilizer company, from May 2012 to April 2017; a director of Viskase Companies, Inc., a meat casing company, from November 2006 to April 2017; and a director of Take-Two Interactive Software Inc., a publisher of interactive entertainment products, from April 2010 to November 2013. Ferrous Resources Limited, CVR Refining, Icahn Enterprises, CVR Energy, CVR Partners, Federal-Mogul, Icahn Automotive, American Railcar Industries, WestPoint Home, PSC Metals and Viskase Companies each are indirectly controlled by Carl C. Icahn, and American Railcar Leasing was previously indirectly controlled by Mr. Icahn. Mr. Icahn also has or previously had a non-controlling interest in each of Hertz Global Holdings and Take-Two Interactive Software through the ownership of securities. Mr. Cho received a B.S. in Computer Science from Stanford University and an MBA from New York University, Stern School of Business.

        Keith Cozza has been the President and Chief Executive Officer of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since February 2014. In addition, Mr. Cozza has served as Chief Operating Officer of Icahn Capital LP, the subsidiary of Icahn Enterprises through which Carl C. Icahn manages investment funds, since February 2013. From February 2013 to February 2014, Mr. Cozza served as Executive Vice President of Icahn Enterprises. Mr. Cozza is also the Chief Financial Officer of Icahn Associates Holding LLC, a position he has held since 2006. Mr. Cozza has been a director of: Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since February 2014; Herbalife Ltd., a nutrition company, since April 2013; and Icahn Enterprises L.P., since September 2012. In addition, Mr. Cozza serves as a director of certain wholly-owned subsidiaries of Icahn Enterprises L.P., including: Federal-Mogul Holdings LLC (formerly known as Federal-Mogul Holdings Corporation), a supplier of automotive powertrain and safety components; Icahn Automotive Group LLC, an automotive parts installer, retailer and distributor; and PSC Metals Inc., a metal recycling company. Mr. Cozza was previously: a member of the Executive Committee of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from June 2014 to June 2017; a director of FCX Oil & Gas Inc., a wholly-owned subsidiary of Freeport-McMoRan Inc., from October 2015 to April 2016; a director of CVR Refining, LP, an independent downstream energy limited partnership, from January 2013 to February 2014; and a director of MGM Holdings Inc., an entertainment company focused on the production and distribution of film and television content, from April 2012 to August 2012. Federal-Mogul, Icahn Automotive, CVR Refining, Icahn Enterprises, PSC Metals, and Tropicana are each indirectly controlled by Carl C. Icahn, and American Railcar Leasing was previously indirectly controlled by Mr. Icahn. Mr. Icahn also has or previously had non-controlling interests in Freeport-McMoRan, Herbalife and MGM Holdings through the ownership of securities. Mr. Cozza holds a B.S. in Accounting from the University of Dayton.

        Peter Reck has served as Chief Accounting Officer of Icahn Enterprises G.P. Inc. since March 2012, and as its Secretary since April 2012. Mr. Reck was Controller of Icahn Enterprises and Icahn Enterprises Holdings from November 2005 to March 2012. Since March 2012, Mr. Reck has served as the director of Viskase Companies, Inc., and since March 2017 Mr. Reck has served as director of Icahn Automotive Group LLC, each an operating subsidiary of Icahn Enterprises L.P. Previously, Mr. Reck was the Controller of Family Office and Treasurer of Philanthropies for Bromor Management, the Family Office of Charles Bronfman. Mr. Reck also served as Controller for the Bank of Uruguay and worked at KMPG LLP in their audit practice.

        Jordan Bleznick has been the Vice President/Taxes of Starfire Holding Corporation, a privately-held holding company of Mr. Icahn, since September 2002. He has been the senior tax counsel for various affiliates of Mr. Icahn since April 2002. From March 2000 through March 2002, Mr. Bleznick was a partner in the New York City office of the law firm of DLA Piper, formerly known as Piper Rudnick LLP. Mr. Bleznick received a B.A. in Economics from the University of Cincinnati, a J.D. from The Ohio State University College of Law and an LL.M. in Taxation from the New York University School of Law.

        The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary and Paying Agent as follows:

The Depositary and Paying Agent for the Offer is:

Wells Fargo Bank, N.A.

By Mail: By 5:00 p.m. NYC time on Expiration Time Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0854	By Facsimile Transmission: By 5:00 p.m. NYC time on Expiration Time Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions (800) 468-9716 (phone) (866) 734-9952 (fax)	By Hand or Overnight Courier:
By 5:00 p.m. NYC time on Expiration Time
Wells Fargo Bank, N.A.
Shareowner Services
Voluntary Corporate Actions
1110 Centre Pointe Curve, Suite 101
Mendota Heights, Minnesota 55120

        Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary and Paying Agent.

        Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:
D.F. King & Co., Inc. 48 Wall Street 22nd Floor New York, New York 10005 Shareholders please call toll-free: (866) 745-0273 All other calls: (212) 269-5550 Email: tpca@dfking.com